Exhibit (a)(1)(A)
MONSTER BEVERAGE CORPORATION
Offer to Purchase for Cash
Shares of Its Common Stock for an Aggregate Purchase Price
of Up To $3.0 Billion
at a Purchase Price Not Less Than $53.00 Per Share
Nor Greater Than $60.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 11:59 P.M., NEW YORK CITY TIME, ON JUNE 5, 2024,
UNLESS THE OFFER IS EXTENDED OR TERMINATED
(SUCH TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

Monster Beverage Corporation, a Delaware corporation (the “Company,” “Monster,” “we,” “our” or “us”), is offering to purchase for cash shares of its common stock, par value $0.005 per share, pursuant to (1) auction tenders at prices specified by the tendering shareholders of not less than $53.00 nor greater than $60.00 per share (“Auction Tenders”) or (2) purchase price tenders (“Purchase Price Tenders”), in either case upon the terms and subject to the conditions described in this Offer to Purchase, dated May 8, 2024 (the “Offer to Purchase”), and in the related Letter of Transmittal (the “Letter of Transmittal” and, together with this Offer to Purchase, as they may be amended or supplemented from time to time, the “Offer”). We are offering to purchase shares having an aggregate purchase price of up to $3.0 billion (the “Maximum Offer Amount”) using a combination of (1) $2.0 billion of cash on hand, (2) $750.0 million in borrowings under a new term loan facility, and (3) $250.0 million in borrowings under a new revolving credit facility. At least five business days prior to the Expiration Time, the Company and certain of its subsidiaries expect to enter into a new credit agreement with J.P. Morgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto (the “Credit Agreement”), providing for a new $750 million three-year unsecured delayed draw term loan facility (the “Term Loan”) and a new $750.0 million five-year unsecured revolving credit facility (the “RCF”). It is a condition to the consummation of the Offer that the Credit Agreement is entered into and at least $1.0 billion is funded under the Term Loan and the RCF at least five business days prior to the Expiration Time (the “Financing Condition”).
Shareholders who wish to tender shares without specifying a price at which such shares may be purchased by the Company should make a Purchase Price Tender. Under a Purchase Price Tender, shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price, determined as provided herein, and references in this Offer to Purchase to shares being tendered at or below the Purchase Price (as defined below) include Purchase Price Tenders. Shareholders who validly tender shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender. If you wish to maximize the chance that your shares will be purchased by us in the Offer, you should validly tender your shares pursuant to a Purchase Price Tender. Shares tendered pursuant to Purchase Price Tenders will initially be deemed to have been tendered at a price of $53.00 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price and, after determination of the Purchase Price, all Purchase Price Tenders will be deemed to have been made at the Purchase Price. However, you should understand that Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer of $53.00, a price that is below the reported closing price of our common stock on the NASDAQ on May 7, 2024, which is the last full trading day before announcement and commencement of the Offer. See Section 3.
After the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, determine a single price per share (the “Purchase Price”), which will be not less than $53.00 and not more than $60.00 per share, that we will pay for shares of our common stock validly tendered in the Offer and not validly withdrawn. The Purchase Price will be the lowest price per share of not less than $53.00 and not more than $60.00 per share that will enable the Company to purchase the maximum number of shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price of up to the Maximum Offer

Amount. Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. Shares validly tendered pursuant to an Auction Tender at a price specified in the Auction Tender that is greater than the Purchase Price will not be purchased. All shares purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether the shareholder tendered at a lower price. Upon the terms and subject to the conditions of the Offer, if shares having an aggregate purchase price of less than the Maximum Offer Amount are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn. Because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the Purchase Price may not be purchased if a number of shares having an aggregate purchase price of more than the Maximum Offer Amount are validly tendered at or below the Purchase Price and not validly withdrawn.
Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $53.00 per share, the minimum Purchase Price under the Offer, the approximate number of shares that would be purchased under the Offer would be 56,603,773 shares, which would represent approximately 5.4% of the issued and outstanding shares as of April 22, 2024. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $60.00 per share, the maximum Purchase Price under the Offer, the approximate number of shares that would be purchased under the Offer would be 50,000,000 shares, which would represent approximately 4.8% of the issued and outstanding shares as of April 22, 2024.
The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to the satisfaction or waiver of the Financing Condition, as well as a number of other terms and conditions. See Section 7.
Our common stock is listed on the NASDAQ Global Select Market (the “NASDAQ”) and trades under the symbol “MNST.” On May 7, 2024, the reported closing price of our common stock on the NASDAQ was $54.67 per share. You are urged to obtain current market quotations for our common stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.
Although the Company has authorized the Offer, none of the Board of Directors, the Company, the Dealer Managers, the Information Agent or the Depositary (each as defined herein), or any of our or their affiliates, has made, and they are not making, any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. We have not authorized any person to make any such recommendation. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purpose and effects of the Offer. See Section 2. You are urged to discuss your decision with your own tax advisor, financial advisor and/or broker.
Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. Rodney Sacks and Hilton Schlosberg, our co-CEOs and members of the Board of Directors, have advised us that they intend to tender up to 610,000 and 610,000 shares, respectively, that they beneficially own in the Offer (including shares held by each of them directly and shares held indirectly over which they have voting or dispositive power (collectively, and including Messrs. Sacks and Schlosberg, the “Founding Holders”)), as Purchase Price Tenders, for investment diversification and estate planning purposes. The Founding Holders beneficially owned an aggregate of 80,597,539 shares as of April 12, 2024, representing 7.7% of our outstanding shares of common stock as of April 12, 2024. While no final decision has been made by the Founding Holders, assuming they tender an aggregate of the 1,220,000 shares referred to above, and all such shares are purchased in the Offer, the Founding Holders would beneficially own an aggregate of 79,377,539 shares immediately following the Offer, which would represent approximately 7.6% of the issued and outstanding shares as of April 22, 2024. If the Founding Holders properly tender shares in the Offer, their Purchase Price Tenders could influence the price at which all of the shares accepted for payment are purchased. Mark S. Vidergauz and Mark J. Hall, who are members of the Board of Directors, and Thomas J. Kelly and Emelie C. Tirre, who are executive officers, have advised us that they intend to tender up to 20,000, 500,000, 80,000 and 45,000 shares, respectively, that they beneficially own in the Offer. All of our other directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer.

In addition, Sterling Trustees LLC, which controls certain trusts and entities for the benefit of certain family members of Messrs. Sacks and Schlosberg, has advised us that, although no final decision has been made, it intends to tender up to an aggregate of 20,500,000 shares on behalf of such trusts and entities, as Purchase Price Tenders. If Sterling Trustees LLC properly tenders shares in the Offer, its Purchase Price Tenders could influence the price at which all of the shares accepted for payment are purchased. See Section 11.
Additionally, if the Offer is oversubscribed, we will first purchase shares owned in “odd lots” that have been validly tendered at or below the Purchase Price and then on a pro rata basis from all shareholders who properly tender shares at or below the Purchase Price, subject to the conditional tender provisions. See Sections 1 and 6.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.
The Dealer Managers for the Offer are:
Evercore ISI Evercore Group L.L.C. 55 East 52nd Street New York, New York 10055 Toll free: (888) 474-0200	J.P. Morgan J.P. Morgan Securities LLC 383 Madison Avenue New York, New York 10179 Toll Free: (877) 371-5947
Offer to Purchase, dated May 8, 2024

IMPORTANT
If you want to tender all or any portion of your shares, you must do one of the following prior to the Expiration Time:
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if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

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if you hold certificates in your own name, complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Equiniti Trust Company, LLC, the Depositary for the Offer, at the address shown on the Letter of Transmittal;

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if you are an institution participating in The Depository Trust & Clearing Corporation (“DTC”) and you hold your shares through DTC, tender your shares according to the procedures for book-entry transfer described in Section 3; or

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if you are a holder of vested options to purchase shares of our common stock, subject to Company policies, you may exercise your vested options to purchase shares and tender such shares in the Offer; however, we suggest that you exercise your vested options at least five business days prior to the date on which the Expiration Time is initially scheduled to occur (which, unless the Offer is extended, means you should exercise your vested stock options and satisfy the related exercise price no later than 11:59 p.m., New York City time, on May 29, 2024) in order to provide you with sufficient time to validly tender the shares in the Offer. Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason.

If you want to tender your shares but your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, or you cannot comply with the procedures for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.
Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.
Under a Purchase Price Tender, shares will be purchased at the Purchase Price upon the terms and subject to the conditions of the Offer. If you wish to maximize the chance that your shares will be purchased by us in the Offer, you should validly tender your shares pursuant to a Purchase Price Tender. Shares tendered pursuant to Purchase Price Tenders will initially be deemed to have been tendered at a price of $53.00 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price and, after determination of the Purchase Price, all Purchase Price Tenders will be deemed to have been made at the Purchase Price. However, you should understand that Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer of $53.00, a price that is below the reported closing price of our common stock on the NASDAQ on May 7, 2024, which is the last full trading day before announcement and commencement of the Offer.
We are not disseminating the Offer in any jurisdiction where it would be illegal to do so, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Managers or one or more registered brokers or dealers, which are licensed under the laws of such jurisdiction.
Questions and requests for assistance may be directed to D.F. King & Co., Inc., the information agent for the Offer (the “Information Agent”), and Evercore Group L.L.C. and J.P. Morgan Securities LLC, the dealer managers for the Offer (collectively, the “Dealer Managers”), at their respective telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of

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this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer or as to the price or prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained or incorporated by reference in this Offer to Purchase and in the Letter of Transmittal or in documents to which we have referred you. Our delivery of this Offer to Purchase will not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of Monster or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any such information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Managers, the Depositary or the Information Agent, or any or our or their affiliates.

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SUMMARY TERM SHEET
We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but you should understand that it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents relating to the Offer. We have, in certain instances, included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.
Who is offering to purchase the shares of common stock?
The issuer of the shares, Monster Beverage Corporation, is offering to purchase the shares.
What will be the Purchase Price for the shares and what will be the form of payment?
We are conducting an offer by means of a procedure commonly called a “modified Dutch auction.” Upon the terms and subject to the conditions of the Offer, we are offering to purchase for cash shares of our common stock, par value $0.005 per share, pursuant to (1) Auction Tenders at prices specified by the tendering shareholders of not less than $53.00 nor greater than $60.00 per share or (2) Purchase Price Tenders. Shares tendered pursuant to Purchase Price Tenders will initially be deemed to have been tendered at a price of $53.00 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price and, after determination of the Purchase Price, all Purchase Price Tenders will be deemed to have been made at the Purchase Price. We are offering to purchase shares having an aggregate purchase price of up to the Maximum Offer Amount using a combination of (1) $2.0 billion of cash on hand, (2) $750.0 million in borrowings under the Term Loan, and (3) $250.0 million in borrowings under the RCF. At least five business days prior to the Expiration Time, we expect to enter into the Credit Agreement providing for the $750.0 million Term Loan and the $750.0 million RCF. Promptly after the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, determine the Purchase Price, which will be a single price per share of not less than $53.00 and not more than $60.00 per share, that we will pay for shares validly tendered in the Offer and not validly withdrawn, taking into account the number of shares tendered pursuant to Auction Tenders and pursuant to Purchase Price Tenders and the prices specified by shareholders tendering shares pursuant to Auction Tenders.
The Purchase Price will be the lowest price per share of not less than $53.00 and not more than $60.00 per share that will enable us to purchase the maximum number of shares validly tendered and not validly withdrawn in the Offer having an aggregate purchase price of up to the Maximum Offer Amount. We will publicly announce the Purchase Price promptly after we have determined it and, upon the terms and subject to the conditions of the Offer (including the proration provisions), we will pay the Purchase Price in cash, less any applicable withholding and without interest, to all shareholders whose shares are accepted for payment pursuant to the Offer. See Section 1.
How many shares of its common stock is Monster offering to purchase?
We are offering to purchase, at the Purchase Price, shares of common stock validly tendered in the Offer and not validly withdrawn up to a maximum aggregate purchase price of the Maximum Offer Amount. Because the Purchase Price will only be determined after the Expiration Time, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $53.00 per share, the minimum Purchase Price under the Offer, the number of shares that would be purchased under the Offer would be 56,603,773 shares, which would represent 5.4% of the total number of shares issued and outstanding as of April 22, 2024. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $60.00 per share, the maximum Purchase Price under the Offer, the number of shares that would be purchased under the Offer would be 50,000,000 shares, which would represent 4.8% of the total number of shares issued and outstanding as of April 22, 2024.
In addition, if shares valued at more than the Maximum Offer Amount are tendered in the Offer at or below the Purchase Price, we may accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2% of our outstanding shares without extending the Expiration Time. See Section 1.

The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to the satisfaction or waiver of the Financing Condition, as well as a number of other terms and conditions. See Section 7.
How will Monster pay for the shares?
We intend to fund the purchase of shares pursuant to the Offer with a combination of (1) $2.0 billion of cash on hand, (2) $750.0 million in borrowings under the Term Loan, and (3) $250.0 million in borrowings under the RCF. At least five business days prior to the Expiration Time, we expect to enter into the Credit Agreement, providing for the $750.0 million Term Loan and the $750.0 million RCF. The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to the satisfaction or waiver of the Financing Condition, as well as a number of other terms and conditions. See Sections 7 and 9.
Is the Offer conditioned on financing?
Yes. It is a condition to the consummation of the Offer that the Credit Agreement is entered into and at least $1.0 billion is funded under the Term Loan and the RCF at least five business days prior to the Expiration Time.
If we are unable to satisfy and do not otherwise waive the Financing Condition, we may amend, terminate or extend the Offer. In the event the Offer is terminated, we will promptly return any shares, at our expense, that were delivered pursuant to the Offer.
We will publicly announce if the Credit Agreement has been entered into and if the Financing Condition has been satisfied. If the Financing Condition and the other terms and conditions set out in Section 7 are satisfied, or otherwise waived by us, promptly after the Expiration Time, we will accept and purchase and promptly pay the Purchase Price for each share validly tendered and not properly withdrawn in the Offer. See Sections 7, 9 and 15.
How long do I have to tender my shares?
You may tender your shares until the Offer expires at the Expiration Time. The Offer will expire at 11:59 p.m., New York City time, on June 5, 2024, unless we extend or terminate the Offer.
If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Sections 1 and 3.
If you want to tender your shares but your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, or you cannot comply with the procedures for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your shares if you comply with the guaranteed delivery procedures described herein. See Section 3.
Can the Offer be extended, amended or terminated and, if so, under what circumstances?
We can extend the Expiration Time for the Offer in our sole discretion at any time, subject to applicable laws. We may, however, decide not to extend the Expiration Time for the Offer. If we were to extend the Expiration Time for the Offer, we cannot indicate, at this time, the length of any extension that we may provide. In any event, if we extend the Expiration Time for the Offer, we will delay the acceptance of any shares that have been tendered, and any shares that have been previously tendered may be withdrawn up until the Expiration Time, as so extended. We can also amend or terminate the Offer, subject to applicable law. See Sections 4, 7, 9 and 15.
How will I be notified if the Offer is extended, amended or terminated?
If the Expiration Time for the Offer is extended, we will issue a press release announcing the extension and the new Expiration Time no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Time. We will announce any amendment to or termination of the Offer by issuing a press release announcing the amendment or termination. See Section 15.
What is the purpose of the Offer?
The Offer is being made outside of and in addition to the Company’s existing stock repurchase programs and will allow the Company to repurchase a fixed dollar amount of shares for one price per share, while retaining the ability to purchase additional shares through the stock repurchase programs in the future.
The Company has historically generated substantially more cash from operations than it has needed to fund its business and strategic opportunities. The Company has not historically paid dividends to shareholders, but does regularly repurchase its common shares. Share repurchases have primarily been effected under open-market stock repurchase programs, but the Company also repurchased shares in a substantially similar “modified Dutch Auction” tender offer in 2016.
The Company believes that the modified Dutch Auction tender offer set forth in this Offer to Purchase represents an efficient mechanism to permit shareholders the opportunity to tender all or a portion of their shares and obtain liquidity without the potential disruption to the share price that can result from market sales. In determining to proceed with the Offer, our Board of Directors considered, among other things, a broad range of alternatives for utilizing the Company’s excess capital, the Company’s prospects, anticipated capital requirements and debt capacity, market conditions, current and historical trading prices and volumes for the shares, liquidity opportunities available to shareholders and the Company’s existing share repurchase programs (under which the Company had $642.4 million available as of May 7, 2024).
The Offer also provides shareholders who are the registered owners of their shares with an efficient way to obtain liquidity with respect to all or a portion of their shares without the usual transaction costs inherent in open market sales (e.g., brokerage commissions, solicitation fees and stock transfer taxes).
The Offer will provide substantial shareholders, including the Founding Holders and Sterling Trustees LLC (which controls certain trusts and entities for the benefit of certain family members of Messrs. Sacks and Schlosberg), the opportunity to obtain liquidity in a fashion that is less disruptive than open-market sales or other transactions. Mr. Sacks’ participation, in particular, may provide him some flexibility to consider his own potential options, which may also help the Company continue succession planning for its next phase of leadership. In this regard, after consultation with the Board of Directors, Mr. Sacks is considering reducing his day-to-day management responsibilities starting in 2025, while continuing to manage certain areas of the Company’s business for which he has always been responsible. At that time, Mr. Sacks intends to remain Chairman of the Board of Directors, and Mr. Schlosberg would segue from Co-CEO to CEO.
See Section 2 for additional information on the potential benefits of the Offer and potential risks and disadvantages of the Offer.
Assuming the completion of the Offer, we believe that our anticipated cash flow from operations and our financial condition will be adequate for our needs, including for the anticipated repayment of borrowings under the Term Loan and the RCF. However, actual results may differ significantly from our expectations. See “Forward-Looking Statements.” In considering the Offer, our management and our Board of Directors took into account the expected financial impact of borrowing funds under the Term Loan and the RCF to finance a portion of the shares purchased pursuant to this Offer on our level of indebtedness and the expected financial impact of the Offer generally on our liquidity.
After the completion of the Offer, we may purchase shares in the open market subject to market conditions, or in private transactions, exchange offers, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act, generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial condition and general economic and market conditions. See Section 2.

Has Monster or its Board of Directors adopted a position on the Offer?
While the Company has authorized the Offer, none of the Board of Directors, the Company, the Dealer Managers, the Information Agent or the Depositary, or any of our or their affiliates, has made, and they are not making, any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. We have not authorized any person to make any such recommendation. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purpose and effects of the Offer. You are urged to discuss your decision with your own tax advisor, financial advisor and/or broker. See Section 2.
Do Monster’s directors or executive officers or affiliates intend to tender their shares in the Offer?
Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. Messrs. Sacks and Schlosberg have advised us that they intend to tender up to 610,000 and 610,000 shares, respectively, as Purchase Price Tenders, for investment diversification and estate planning purposes. The Founding Holders beneficially owned an aggregate of 80,597,539 shares as of April 12, 2024, representing 7.7% of our outstanding shares of common stock as of April 12, 2024 (for beneficial ownership disclaimed by the Founding Holders, see Section 11).
While no final decision has been made by the Founding Holders, assuming they tender an aggregate of the 1,220,000 shares referred to above, and all such shares are purchased in the Offer, the Founding Holders would beneficially own an aggregate of 79,377,539 shares immediately following the Offer, which would represent approximately 7.6% of the issued and outstanding shares as of April 22, 2024. If the Founding Holders properly tender shares in the Offer, their Purchase Price Tenders could influence the price at which all of the shares accepted for payment are purchased. Mark S. Vidergauz and Mark J. Hall, who are members of the Board of Directors, and Thomas J. Kelly and Emelie C. Tirre, who are executive officers, have advised us that they intend to tender up to 20,000, 500,000, 80,000 and 45,000 shares, respectively, that they beneficially own in the Offer. All of our other directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer.
In addition, Sterling Trustees LLC, which controls certain trusts and entities for the benefit of certain family members of Messrs. Sacks and Schlosberg, has advised us that, although no final decision has been made, it intends to tender up to an aggregate of 20,500,000 shares on behalf of such trusts and entities, as Purchase Price Tenders. If Sterling Trustees LLC properly tenders shares in the Offer, its Purchase Price Tenders could influence the price at which all of the shares accepted for payment are purchased.
What are the conditions to the Offer?
Our obligation to accept and purchase and pay for shares tendered in the Offer depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time, including:
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the Financing Condition;

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that no action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer, (2) seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal, or (3) may result in a delay in our ability to accept for payment or pay for some or all of the shares;

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that our acceptance for payment, purchase or payment for any shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree, injunction or order;

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that no action shall have been taken nor any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic, foreign or supranational, which (1) indicates that any approval or other action of any such court, government, agency or authority may be required in connection with the Offer or the purchase of shares thereunder or (2) is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

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that no decrease of more than 10% in the market price for our common stock or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the New York Stock Exchange Composite Index, the NASDAQ Composite Index, the Nasdaq-100 Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on May 7, 2024 shall have occurred;

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that no general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

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that no commencement or escalation, on or after May 7, 2024, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism directly involving the United States, shall have occurred;

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that no change, condition, event or development, or any condition, event or development involving a prospective change, occurs, shall be discovered or shall be threatened relating to (1) general political, market, economic, financial or industry conditions in the United States or (2) our business, general affairs, management, financial position, shareholders’ equity, income, results of operations, properties, assets, liabilities, condition (financial or otherwise), income, operations, licenses, franchises, permits or prospects, which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer;

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that in the case of any of the matters described in the preceding three bullets existing at the time of the announcement of the Offer, as applicable, no material acceleration or worsening thereof shall have occurred;

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that no tender or exchange offer for any or all of our outstanding shares of common stock (other than the Offer), or any material merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a material merger, amalgamation, acquisition, business combination or other similar transaction;

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that we shall not have learned after the date of this Offer to Purchase that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares of common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause) or otherwise (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission (the “SEC”) on or before May 7, 2024), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before May 7, 2024 has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause) or otherwise (other than by virtue of the consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding shares of common stock, or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;
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that no approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third-party consent or notice, required to be obtained or made in connection with the Offer, shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment; or

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that we shall not have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common stock to be delisted from the NASDAQ or eligible for deregistration under the Exchange Act.

The Offer is not conditioned upon any minimum number of shares being tendered. See Section 7.
How will the Offer affect the number of our shares outstanding and the number of record holders?
As of April 22, 2024, we had 1,041,725,628 issued and outstanding shares. At the minimum Purchase Price of $53.00 per share, we would purchase 56,603,773 shares tendered in the Offer if the Offer is fully subscribed, which would represent 5.4% of our outstanding shares as of April 22, 2024. At the maximum Purchase Price of $60.00 per share, we would purchase 50,000,000 shares tendered in the Offer if the Offer is fully subscribed, which would represent 4.8% of our outstanding shares as of April 22, 2024. If the Offer is fully subscribed at the minimum Purchase Price, we will have 985,121,855 shares outstanding immediately following the purchase of shares in the Offer. If the Offer is fully subscribed at the maximum Purchase Price, we will have 991,725,628 shares outstanding immediately following the purchase of shares in the Offer. The actual number of shares outstanding immediately following completion of the Offer will depend on the number of shares tendered and purchased in the Offer, as well as the Purchase Price for such shares. See Section 2.
If any of our shareholders who holds shares in their own name as holders of record, or who is a “registered holder” as a participant in the DTC’s system whose names appear on a security position listing, tenders their shares in full and that tender is accepted in full, then the number of our record holders would be reduced. See Section 2.
Shareholders who do not have their shares purchased in the Offer will realize an increase in their relative ownership interest in the Company with respect to these shares following the purchase of shares pursuant to the Offer. See Section 2.
Will the Company continue as a public company following the Offer?
Yes. Our purchase of shares pursuant to the Offer will not result in the delisting of our outstanding shares on the NASDAQ or our outstanding shares becoming eligible for termination of registration under the Exchange Act. See Sections 2, 7 and 12.
How do I tender my shares?
If you want to tender all or any portion of your shares, you must do one of the following prior to the Expiration Time:
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if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

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if you hold certificates in your own name, complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Equiniti Trust Company, LLC, the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal;

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if you are an institution participating in DTC and you hold your shares through DTC, tender your shares according to the procedures for book-entry transfer described in Section 3; or

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if you are a holder of vested options to purchase shares of our common stock, subject to Company policies, you may exercise your vested options to purchase shares and tender such shares in the Offer; however, we suggest that you exercise your vested options at least five business days prior to the Expiration Time (which, unless the Offer is extended, means you should exercise your vested stock options and satisfy the related exercise price no later than 11:59 p.m., New York City time, on May 29, 2024) in order to provide you with sufficient time to validly tender the shares in the Offer. Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason.

In accordance with Instructions 4 and 5 to the Letter of Transmittal, each shareholder who is not tendering through DTC and who desires to tender shares in the Offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Auction Price Tender: Price (in Dollars) per Share at Which Shares are Being Tendered,” indicating the price (in increments of $0.50) at which shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned “Purchase Price Tender,” in which case you will be deemed to have tendered your shares at the minimum price of $53.00 per share.
If tendering shareholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Purchase Price Tender.” Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $53.00 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price and, after determination of the Purchase Price, all Purchase Price Tenders will be deemed to have been made at the Purchase Price. However, tendering shareholders should understand that Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer of $53.00, a price that is below the reported closing price of our common stock on the NASDAQ on May 7, 2024, which is the last full trading day before announcement and commencement of the Offer. See Section 8 for recent market prices for shares of our common stock.
If you want to tender your shares but your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, or you cannot comply with the procedures for book-entry transfer on a timely basis or your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your shares if you comply prior to the Expiration Time with the guaranteed delivery procedures described in Section 3.
Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.
You may contact the Information Agent, the Dealer Managers or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Managers is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.
May I tender only a portion of the shares that I hold?
Yes. You do not have to tender all of the shares that you own to participate in the Offer.
How do holders of vested stock options for shares participate in the Offer?
Options to purchase shares of our common stock cannot be tendered in the Offer. If you hold vested but unexercised options, you may exercise such options in accordance with the terms of our equity-based compensation plans and the Company’s policies, and tender the shares received upon such exercise in accordance with the Offer. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration date of your options, the range of tender prices and the provisions for “odd lot,” pro rata and conditional purchases by

Monster described in Section 1. We strongly encourage optionholders to discuss the Offer with their own tax advisors, financial advisors and/or brokers.
Please be advised that it is the optionholder’s responsibility to tender shares in the Offer to the extent such holder wants to participate and it may be difficult to secure delivery of shares issued pursuant to the exercise of vested stock options in a time period sufficient to allow tender of those shares prior to the Expiration Time. Accordingly, we suggest that you exercise your vested options and satisfy the exercise price for such shares in accordance with the terms of the related equity-based compensation plan and option agreement and Company policies at least five business days prior to the date on which the Expiration Time is initially scheduled to occur (which, unless the Offer is extended, means you should exercise your vested stock options and satisfy the related exercise price no later than 11:59 p.m., New York City time, on May 29, 2024). Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. See Section 3.
May holders of restricted stock awards or restricted stock unit awards participate in the Offer?
Holders of restricted stock awards or restricted stock unit awards may not tender such restricted stock or restricted stock units in the Offer unless and until the underlying shares have vested and the restrictions on such awards have lapsed. See Section 3.
In what order will Monster purchase the tendered shares?
If the terms and conditions of the Offer have been satisfied or waived and shares having an aggregate purchase price of less than the Maximum Offer Amount are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn that are tendered at a price that is at or below the Purchase Price.
If the terms and conditions of the Offer have been satisfied or waived and shares validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Time would result in an aggregate purchase price of more than the Maximum Offer Amount, we will purchase shares in the following order of priority:
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First, all shares owned in “odd lots” (less than 100 shares) that have been validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time), except that tenders of less than all of the shares owned by an “odd lot” holder will not qualify for this preference;

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Second, all other tendered shares (other than conditionally tendered shares for which the condition was not satisfied) validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time), on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional shares, until we have purchased shares resulting in an aggregate purchase price of the Maximum Offer Amount; and

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Third, if necessary to permit us to purchase shares having an aggregate purchase price of the Maximum Offer Amount, such shares conditionally validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time) for which the condition was not initially satisfied, to the extent feasible, by random lot (to be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares). See Sections 1 and 6.

It is therefore possible that some or all of the shares you tender will not be purchased.
If I own less than 100 shares and I tender all of my shares, will I be subject to proration?
If you are the owner of less than 100 shares in the aggregate, whether such shares are owned beneficially or of record, you validly tender all of these shares at or below the Purchase Price prior to the Expiration Time (and do not validly withdraw such shares) and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the Offer are satisfied or waived, we will purchase all of your shares without subjecting them to proration. This preference is not available to partial tenders or to holders of 100 or more shares in the aggregate, whether such shares are owned beneficially or of record, even if these holders have separate accounts or certificates representing less than 100 shares. See Section 1.
Once I have tendered shares in the Offer, may I withdraw my tender?
Yes. You may withdraw your tendered shares at any time prior to the Expiration Time. In addition, unless we have already accepted your tendered shares for payment, you may withdraw your tendered shares at any time after 11:59 p.m., New York City time, on July 5, 2024, the 40th business day following the commencement of the Offer. See Section 4.
How do I withdraw shares previously tendered?
To validly withdraw tendered shares, you must mail or deliver a written notice of your withdrawal to the Depositary, at its address set forth on the back cover page of this Offer to Purchase, while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn, the price at which such shares were tendered (if an Auction Tender is being withdrawn) and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedures for book-entry transfer set forth in Section 3. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. You should note that your broker, dealer, commercial bank, trust company or other nominee through which you have tendered shares will likely have an earlier deadline than the Expiration Time for you to act to instruct them to withdraw a tender pursuant the Offer. See Section 4.
What will happen if I do not tender my shares?
Shareholders who do not participate in the Offer and do not otherwise sell their shares of common stock will retain their shares and, if the Company completes the Offer, their relative ownership interest in the Company will automatically increase. See Section 2.
When and how will Monster pay for my tendered shares that are accepted for purchase pursuant to the Offer?
We will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment.
We will announce the preliminary results of the Offer, including the Purchase Price and preliminary results of any proration, promptly following the Expiration Time. We do not expect, however, to announce the final proration factor, if any, and begin paying for tendered shares until at least three business days after the Expiration Time. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment pursuant to the Offer. See Section 5.
What is the recent market price for the Company’s common stock?
On May 7, 2024, the reported closing price of our common stock on the NASDAQ was $54.67 per share. You are urged to obtain current market quotations for our common stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.
Will I have to pay brokerage fees and commissions if I tender my shares?
If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders shares on your behalf, that person may charge you a fee or commission for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any such charges will apply. See Section 3.

What is the accounting treatment of the Offer?
The accounting for the purchase of shares pursuant to the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the shares we purchase and a corresponding reduction in our cash and cash equivalents. See Section 2.
I am a United States shareholder. What are the United States federal income tax consequences if I tender my shares?
Generally, if you are a United States Holder (as defined in Section 14), you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender. Your receipt of cash for your tendered shares generally will be treated for United States federal income tax purposes as either (1) consideration received in a sale or exchange or (2) a distribution with respect to such shares, depending on the circumstances. See Section 14.
Each shareholder is advised to consult its own tax advisor to determine the United States federal, state, local, foreign and other tax consequences to it of the Offer.
I am a foreign shareholder. What are the United States federal income tax consequences if I tender my shares?
If you are a Non-United States Holder (as defined in Section 14), your receipt of cash for your tendered shares generally will be treated for United States federal income tax purposes as either (1) consideration received in a sale or exchange or (2) a distribution with respect to such shares, depending on the circumstances. If the receipt of cash by you is treated as consideration received in a sale or exchange, and you are not engaged in a trade or business in the United States to which such consideration is effectively connected, you generally will not be subject to United States federal income taxation on the receipt of such cash, subject to certain exceptions. However, if the receipt of cash is treated as a distribution with respect to your tendered shares, you may be subject to tax on the portion of such distribution treated as a “dividend” for United States federal income tax purposes at a rate of 30% (or a lower rate pursuant to an applicable income tax treaty). The tax treatment of the receipt of cash depends upon facts which may be unique as to each shareholder. See Section 14. Therefore, the Depositary or other applicable withholding agent will likely presume that all amounts paid to Non-United States Holders in exchange for their shares are dividend distributions, and thus will likely withhold United States federal income tax at a 30% rate on any such payments made to Non-United States Holders unless a Non-United States Holder provides documentation pursuant to which the Depositary or other applicable withholding agent may determine that an exemption from, or reduction of, such withholding applies. If tax has been withheld but the receipt of cash for your tendered shares is properly treated as consideration received in a sale or exchange (including because you meet one of the tests of Section 302 of the Internal Revenue Code of 1986, as amended (the “Code”), described in Section 14 under the caption “Consequences to United States Holders — Characterization of the Purchase”), then, in an appropriate case, you may apply to the Internal Revenue Service (“IRS”) for a refund of such withheld amount. See Sections 3 and 14 for a more detailed discussion of the tax treatment of the Offer.
Each shareholder is advised to consult its own tax advisor to determine the United States federal, state, local, foreign and other tax consequences to it of the Offer.
Will I have to pay a stock transfer tax if I tender my shares?
If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered shares to the registered holder, you will not incur any stock transfer tax. See Section 5.
Whom do I contact if I have questions about the Offer?
For additional information or assistance, you may contact the Information Agent, or the Dealer Managers for the Offer, in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at its telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to shareholders additional copies of these materials at the Company’s expense. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

FORWARD-LOOKING STATEMENTS
All statements containing a projection of revenues, income (loss), earnings (loss) per share, capital expenditures, dividends, capital structure or other financial items, a statement of management’s plans and objectives for future operations or a statement of future economic performance contained in management’s discussion and analysis of financial condition and results of operations, including statements related to new products, volume growth and statements encompassing general optimism about future operating results and non-historical information, are forward-looking statements. Without limiting the foregoing, the words “believes,” “thinks,” “anticipates,” “plans,” “expects,” “estimates” and similar expressions are intended to identify forward-looking statements.
Management cautions that these statements are qualified by their terms and/or important factors, many of which are outside our control and involve a number of risks, uncertainties and other factors, that could cause actual results and events to differ materially from the statements made including, but not limited to, the following:
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Our ability to successfully integrate the Bang Energy® business and recognize the anticipated benefits of the transaction;

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Our ability to successfully transition the acquired Bang Energy® beverages to the Company’s primary bottlers/distributors;

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Our ability to procure shelf space, retain customers and increase sales of the acquired Bang Energy® beverages;

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Our ability to consolidate operations and/or rationalize brands acquired from Monster Brewing Company and Bang Energy®;

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Our ability to achieve profitability within our Alcohol Brands segment;

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Our ability to absorb, mitigate or pass on cost increases to our bottlers/distributors and/or customers and/or consumers;

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The impact of rising costs, interest rates, and inflation on the discretionary income of our consumers;

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Uncertainties associated with an economic slowdown or recession that could negatively impact the financial condition of our customers and could result in a reduced demand for our products;

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The impact of the military conflicts in Ukraine, Israel and Gaza as well as tensions in the Middle East in general and tensions across the Taiwan Straits, including supply chain disruptions, volatility in commodity and energy prices, increased economic uncertainty and escalating geopolitical tensions;

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Fluctuations in growth and/or growth rates (positive or negative) of the domestic and international energy drink categories generally, including in the convenience and gas channel (which is our largest channel) and the impact on demand for our products resulting from deteriorating economic conditions and/or financial uncertainties;

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Lack of anticipated demand for our products in domestic and/or international markets;

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Our ability to sustain the current level of sales of and/or achieve growth for our Monster Energy®, Reign Total Body Fuel®, Reign Storm®, Bang Energy® and NOS® brand energy drinks and/or our other products, including our Strategic Brands and Alcohol Brands;

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The impact of temporary or permanent facility closures, production slowdowns and disruptions in operations experienced by our manufacturing facilities, our suppliers, bottlers/distributors, co-packers, and/or breweries, including any material disruptions on the production and distribution of our products;

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Disruption to our and/or our co-packers’ manufacturing facilities and operations due to severe weather, natural disasters, climate change, labor-related issues, production difficulties, capacity limitations, cybersecurity incidents or other causes, which could impair our ability to produce or deliver finished products, resulting in a negative impact on our operating results;

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Our ability to modify our manufacturing facilities to comply with safety, health, environmental, and other regulations;

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The consolidation of co-packers leading us to increasingly rely on fewer co-packing groups, certain of which account for a large percentage of our co-packing capacity for our Monster Energy® drinks;

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The impact of logistical issues and delays, including shortages of shipping containers and port of entry congestion;

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The human and economic consequences of a material reemergence of COVID-19, including new variants, as well as the measures that may be taken by governments and businesses (including the Company and its suppliers, bottlers/distributors, co-packers, and other service providers) and the public at large to limit the spread of COVID-19, including, but not limited to, lockdowns, labor issues, delays, and/or decreased sponsorship, endorsement, sampling, and/or innovation activities, which may have an adverse impact on our business and operations;

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We have extensive commercial arrangements with The Coca-Cola Company (“TCCC”) and, as a result, our future performance is substantially dependent on the success of our relationship with TCCC;

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The consequence of TCCC’s bottlers/distributors distributing Coca-Cola brand energy drinks, possible reductions in the number of our SKUs carried by such bottlers/distributors and/or such bottlers/distributors imposing limitations on distributing new product SKUs;

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The effect of TCCC being one of our significant stockholders and the potential divergence of TCCC’s interests from those of our other stockholders;

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Our ability to maintain relationships with TCCC system bottlers/distributors and manage their ongoing commitment to focus on our non-alcohol products;

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Disruptions in distribution channels and/or declines in sales due to the termination and/or insolvency of existing and/or new domestic and/or international bottlers/distributors;

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Fluctuations in our inventory levels or those of our bottlers/distributors, planned or otherwise, and the resultant impact on our revenues;

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Unfavorable regulations, including taxation, age restrictions imposed on the sale, purchase, or consumption of our products, marketing restrictions, product registration requirements, tariffs, trade restrictions, container size limitations and/or ingredient restrictions;

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The effect of inquiries from, and/or actions by, state attorneys general, the Federal Trade Commission (the “FTC”), the FDA, the Bureau of Alcohol, Tobacco, Firearms and Explosives (the “ATF”), municipalities, city attorneys, other government agencies, quasi-government agencies, government officials (including members of the U.S. Congress) and/or analogous central and local agencies and other authorities in the foreign countries in which our products are manufactured and/or distributed into the advertising, marketing, promotion, ingredients, sale and/or consumption of our products, including voluntary and/or required changes to our business practices;

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Our ability to comply with laws, regulations and evolving industry standards regarding consumer privacy and data use and security, including, but not limited to, with respect to the General Data Protection Regulation and the California Consumer Privacy Act of 2018;

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Our ability to achieve profitability and/or repatriate cash from certain of our operations outside the United States;

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Our ability to manage legal and regulatory requirements in foreign jurisdictions, potential difficulties in staffing and managing foreign operations and potentially higher incidence of fraud or corruption and credit risk of foreign customers and/or bottlers/distributors;

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Changes in U.S. tax laws as a result of any legislation proposed by the U.S. Presidential Administration or U.S. Congress, which may include efforts to change or repeal the 2017 Tax Cuts and Jobs Act and the federal corporate income tax rate reduction;

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Our ability to produce our products in international markets in which they are sold, thereby reducing freight costs and/or product damages;

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Our ability to effectively manage our inventories and/or our accounts receivables;

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Our foreign currency exchange rate risk with respect to our sales, expenses, profits, assets and liabilities denominated in currencies other than the U.S. dollar, which will continue to increase as foreign sales increase;

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Changes in accounting standards may affect our reported profitability;

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Implications of the Organization for Economic Cooperation and Development’s base erosion and profit shifting project;

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Any proceedings that may be brought against us by the SEC, the FDA, the FTC, the ATF or other governmental or quasi-governmental agencies or bodies;

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The outcome and/or possibility of future shareholder derivative actions or shareholder securities litigation that may be filed against us and/or against certain of our officers and directors, and the possibility of other private shareholder litigation;

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The outcome of product liability or consumer fraud litigation and/or class action litigation (or its analog in foreign jurisdictions) regarding the safety of our products and/or the ingredients in our products and/or claims made in connection with our products and/or alleging false advertising, marketing and/or promotion, and the possibility of future product liability and/or class action lawsuits;

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Exposure to significant liabilities due to litigation, legal or regulatory proceedings, including litigation directed at the energy and alcohol beverage industries generally or at the Company in particular;

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Intellectual property injunctions;

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Unfavorable resolution of possible tax matters;

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Uncertainty and volatility in the domestic and global economies, including risk of counterparty default or failure;

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Our ability to address any significant deficiencies or material weakness in our internal controls over financial reporting;

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Our ability to continue to generate sufficient cash flows to support our expansion plans and general operating activities;

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Decreased demand for our products resulting from changes in consumer preferences, including, but not limited to: changes in demand for different packages, sizes and configurations; changes due to perceived health concerns such as obesity, ingredients in our products or packaging, and alcohol abuse; changes due to product safety concerns; and/or changes due to decreased consumer discretionary spending power;

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Adverse publicity surrounding obesity, alcohol consumption, and other health concerns related to our products, product safety and quality, water usage, environmental impact and sustainability, human rights, our culture, workforce and labor and workplace laws;

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Our ability to meet or comply with sustainability-related expectations, standards, and regulations, including rules proposed by the SEC, laws implemented by the California legislature, and directives adopted by the European Commission;

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Changes in demand that are weather or season related and/or for other reasons, including changes in product category and/or package consumption;

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Changes in cost and availability of certain key ingredients including aluminum cans, as well as disruptions to the supply chain, as a result of climate change and poor or extreme weather conditions;

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The impact of unstable political conditions, civil unrest, large scale terrorist acts, the outbreak or escalation of armed hostilities, major natural disasters and extreme weather conditions, widespread outbreaks of infectious diseases (such as the COVID-19 pandemic), or unforeseen economic and political changes and local or international catastrophic events;

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The impact on our business of competitive products and pricing pressures and our ability to increase or maintain our market share as a result of actions by competitors, including unsubstantiated and/or misleading claims, false advertising claims and tortious interference, as well as competitors selling misbranded products;

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The impact on our business of trademark and trade dress infringement proceedings brought against us relating to any of our brands, which could result in an injunction barring us from selling certain of our products and/or require changes to be made to our current trade dress;

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Our ability to implement and/or maintain price increases, including through reductions in promotional allowances;

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An inability to achieve volume growth through product and packaging initiatives;

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Our ability to implement our growth strategy, including expanding our business in existing and new sectors, such as the alcohol beverage sector;

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The inherent operational risks presented by the alcohol beverage industry that may not be adequately covered by insurance or lead to litigation relating to alcohol marketing, advertising, or distribution practices, alcohol abuse problems and other health consequences arising from excessive consumption of or other misuse of alcohol, including death;

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Our inability to transition distribution agreements in our Alcohol Brands segment and/or the impact of higher costs to change distributors for our alcohol beverages;

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The impact of criticism of our products and/or the energy drink and/or alcohol beverage markets generally and/or legislation enacted (whether as a result of such criticism or otherwise) that restricts the marketing or sale of energy drinks and/or alcohol beverages (including prohibiting the sale of energy and/or alcohol drinks at certain establishments or pursuant to certain governmental programs), limits caffeine or alcohol content in beverages, requires certain product labeling disclosures and/or warnings, imposes excise and/or sales taxes, limits product sizes and/or imposes age restrictions for the sale of energy and/or alcohol drinks;

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Our ability to comply with and/or resulting lower consumer demand and/or lower profit margins for energy drinks and/or alcohol beverages due to proposed and/or future U.S. federal, state and local laws and regulations and/or proposed or existing laws and regulations in certain foreign jurisdictions and/or any changes therein, including changes in taxation requirements (including tax rate changes, new tax laws, new and/or increased excise, sales and/or other taxes on our products and revised tax law interpretations) and environmental laws, as well as the Federal Food, Drug, and Cosmetic Act and regulations or rules made thereunder or in connection therewith by the FDA. In addition, our business may be adversely impacted by changes in other food, drug or similar laws in the United States and internationally as well as laws and regulations or rules made or enforced by the ATF and/or the FTC or their foreign counterparts;

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Disruptions in the timely import or export of our products and/or ingredients including flavors, flavor ingredients and supplement ingredients due to port congestion, strikes and related labor issues or otherwise;

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Our ability to satisfy all criteria set forth in any model energy and/or alcohol drink guidelines, including, without limitation, those adopted by the American Beverage Association, of which we are a member, and/or any international beverage associations and the impact that our failure to satisfy such guidelines may have on our business;

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The effect of unfavorable or adverse public relations, press, articles, comments and/or media attention;

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Changes in the cost, quality and availability of containers, packaging materials, aluminum cans or kegs, the Midwest and other premiums, raw materials, including flavors and flavor ingredients, and other ingredients and juice concentrates, co-packing fees, and our ability to obtain and/or maintain favorable supply arrangements and relationships and procure timely and/or sufficient production of all or any of our products to meet customer demand;

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Any shortages that may be experienced in the procurement of containers and/or other raw materials including, without limitation, water, flavors, flavor ingredients, supplement ingredients, aluminum cans generally, to a limited extent PET containers, 24-ounce aluminum cap cans, 19.2-ounce cans and 550ml BRE aluminum cans with resealable ends;

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Our ability to access, secure and purify sufficient supplies of quality water;

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Limitations in procuring sufficient quantities of aluminum cans;

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In order to secure sufficient quantities of aluminum cans and sufficient co-packing availability in the future, we may be required to commit to minimum purchase volumes and/or minimum co-packing volumes. In the event that we over-estimate future demand for our products and therefore may not purchase such minimum quantities in full, or utilize such minimum co-packing volumes in full, we may incur claims and/or costs or losses in respect of such shortfalls;

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The impact on our cost of sales of corporate activity among the limited number of suppliers from whom we purchase certain raw materials;

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Our ability to pass on to our customers all or a portion of any increases in the costs of raw materials, ingredients, commodities and/or other cost inputs affecting our business;

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Our ability to penetrate new domestic and/or international markets and/or gain approval or mitigate the delay in securing approval for the sale of our products in various countries;

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The effectiveness of sales and/or marketing efforts by us and/or by the bottlers/distributors of our products, most of whom distribute products that may be regarded as competitive with our products;

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Unilateral decisions by bottlers/distributors, buying groups, convenience and gas chains, grocery chains, mass merchandisers, specialty chain stores, e-commerce retailers, e-commerce websites, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time, restrict the range of our products they carry, impose restrictions or limitations on the sale of our products and/or the sizes of containers of our products and/or devote less resources to the sale of our products;

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The impact of certain activities by competitors and others to persuade regulators and/or retailers and/or customers in certain countries to reduce the permitted or maximum container sizes for our products from those currently being sold and marketed by us;

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The impact of possible trading disputes between our bottler/distributors and their customers and/or one or more buying groups which may result in the delisting of certain of our products, temporarily or otherwise;

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The effects of retailer consolidation on our business and our ability to successfully adapt to the rapidly changing retail landscape, including, but not limited to, competition from new entrants, consolidations by competitors and retailers, and other competitive activities;

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Our ability to adapt to the changing retail landscape with the rapid growth in e-commerce retailers;

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The effects of bottler/distributor consolidation on our business;

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The costs and/or effectiveness, now or in the future, of our sponsorships and endorsements, marketing and promotional strategies;

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The success of our sports marketing, social media and other general marketing endeavors both domestically and internationally;

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Possible product recalls and/or reformulations of certain of our products and/or market withdrawals of certain of our products due to defective packaging and/or non-compliant formulas or production in one or more jurisdictions;

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The failure of our bottlers and/or co-packers to manufacture our products on a timely basis or at all;

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Our ability to make suitable arrangements and/or procure sufficient capacity for the co-packing of any of our products both domestically and internationally, the timely replacement of discontinued co-packing arrangements and/or limitations on co-packing availability, including for retort production;

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Our ability to make suitable arrangements for the timely procurement of non-defective raw materials;

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Our inability to protect and/or the loss of our intellectual property rights and/or our inability to use our trademarks, trade names or designs and/or trade dress in certain countries;

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Volatility of stock prices which may restrict stock sales, stock purchases or other opportunities as well as negatively impact the motivation of equity award grantees;

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Provisions in our organizational documents and/or control by insiders which may prevent changes in control even if such changes would be beneficial to other stockholders;

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Any disruption in and/or lack of effectiveness of our information technology systems, including a breach of cyber security, that disrupts our business or negatively impacts customer relationships, as well as cybersecurity incidents involving data shared with or by third parties; and

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Succession plans for and/or the recruitment and retention of senior management, other key employees and our employee base in general.

The foregoing list of important factors and other risks detailed from time to time in our reports filed with the SEC is not exhaustive. See “Part I, Item 1A — Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and our Quarterly Report on Form 10-Q for the period ended March 31, 2024 for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Those factors and the other risk factors described therein are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, our actual results could be materially different from the results described or anticipated by our forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections and may be better or worse than anticipated. Given these uncertainties, you should not rely on forward-looking statements. Forward-looking statements represent our estimates and assumptions only as of the date that they were made.

INTRODUCTION
To the Shareholders of Monster Beverage Corporation:
Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal, we are offering to purchase shares of common stock pursuant to (1) Auction Tenders at prices specified by the tendering shareholders of not less than $53.00 nor greater than $60.00 per share or (2) Purchase Price Tenders. We are offering to purchase shares having an aggregate Purchase Price of up to the Maximum Offer Amount using a combination of (1) $2.0 billion of cash on hand, (2) $750.0 million in borrowings under the Term Loan, and (3) $250.0 million in borrowings under the RCF. At least five business days prior to the Expiration Time, we expect to enter into the Credit Agreement providing for the $750.0 million Term Loan and the $750.0 million RCF. If we are unable to satisfy and do not otherwise waive the Financing Condition, we may amend, terminate or extend the Offer.
The Offer will expire at the Expiration Time, which is 11:59 p.m., New York City time, on June 5, 2024, unless the Offer is extended or terminated by us.
After the Expiration Time, assuming the conditions to the Offer have been satisfied or waived, we will determine a single price per share, the Purchase Price, which will be not less than $53.00 and not more than $60.00 per share, that we will pay for shares validly tendered in the Offer and accepted by us, taking into account the number of shares tendered pursuant to Auction Tenders and pursuant to Purchase Price Tenders and the prices specified by shareholders tendering shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will initially be deemed to have been tendered at a price of $53.00 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price and, after determination of the Purchase Price, all Purchase Price Tenders will be deemed to have been made at the Purchase Price. The Purchase Price will be the lowest price per share of not less than $53.00 and not more than $60.00 per share that will enable us to purchase the maximum number of shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price of up to the Maximum Offer Amount. Shares validly tendered pursuant to an Auction Tender at a price specified in the Auction Tender that is greater than the Purchase Price will not be purchased. All shares purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether the shareholder tendered at a lower price.
Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Time. See Sections 3 and 4.
Unless tendering directly through DTC, shareholders must complete, among other items, the section of the Letter of Transmittal relating to the price at which they are tendering shares in order to validly tender shares. Shareholders who validly tender shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender. Any shareholder not tendering directly through DTC who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. A shareholder tendering shares through DTC using DTC’s Automated Tender Offer Program (“ATOP”) who wishes to tender shares at more than one price must complete a separate ATOP transfer with respect to the shares to be tendered at each price. The same shares cannot be tendered at more than one price, unless such shares have been previously and validly withdrawn. See Sections 3 and 4.
The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to the satisfaction or waiver of the Financing Condition, as well as a number of other terms and conditions. See Section 7.
Although the Company has authorized the Offer, none of the Board of Directors, the Company, the Dealer Managers, the Information Agent or the Depositary, or any of our or their affiliates, has made, and they are not making, any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. We have not authorized any person to make any such recommendation. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purpose and effects of the Offer. You are urged to discuss your decision with your own tax advisor, financial advisor and/or broker. See Section 2.
Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. Messrs. Sacks and Schlosberg have advised us that they intend to tender up to 610,000 and 610,000 shares, respectively, as Purchase Price Tenders, for investment diversification and estate planning purposes. The Founding Holders beneficially owned an aggregate of 80,597,539 shares as of April 12, 2024, representing 7.7% of our outstanding shares of common stock as of April 12, 2024 (for beneficial ownership disclaimed by the Founding Holders, see Section 11).
While no final decision has been made by the Founding Holders, assuming they tender an aggregate of the 1,220,000 shares referred to above, and all such shares are purchased in the Offer, the Founding Holders would beneficially own an aggregate of 79,377,539 shares immediately following the Offer, which would represent approximately 7.6% of the issued and outstanding shares as of April 22, 2024. If the Founding Holders properly tender shares in the Offer, their Purchase Price Tenders could influence the price at which all of the shares accepted for payment are purchased. Mark S. Vidergauz and Mark J. Hall, who are members of the Board of Directors, and Thomas J. Kelly and Emelie C. Tirre, who are executive officers, have advised us that they intend to tender up to 20,000, 500,000, 80,000 and 45,000 shares, respectively, that they beneficially own in the Offer. All of our other directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer.
In addition, Sterling Trustees LLC, which controls certain trusts and entities for the benefit of certain family members of Messrs. Sacks and Schlosberg, has advised us that, although no final decision has been made, it intends to tender up to an aggregate of 20,500,000 shares on behalf of such trusts and entities, as Purchase Price Tenders. If Sterling Trustees LLC properly tenders shares in the Offer, its Purchase Price Tenders could influence the price at which all of the shares accepted for payment are purchased.
As a result, the proportional holdings of our other directors and executive officers who do not participate in the Offer will increase following the consummation of the Offer.
Upon the terms and subject to the conditions of the Offer, including the satisfaction or waiver of the Financing Condition, if shares having an aggregate purchase price of less than the Maximum Offer Amount are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn that are tendered at a price that is at or below the Purchase Price. Upon the terms and subject to the conditions of the Offer, including the satisfaction or waiver of the Financing Condition, if the number of shares validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Time would result in an aggregate purchase price of more than the Maximum Offer Amount, we will purchase shares in the following order of priority:
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First, from all holders of “odd lots” of less than 100 shares who validly tender all of their shares at or below the Purchase Price, and do not validly withdraw them prior to the Expiration Time, except that tenders of less than all of the shares owned by an “odd lot” holder will not qualify for this preference;

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Second, from all other shareholders (except for shareholders who tendered shares conditionally for which the condition was not satisfied) who validly tender shares at or below the Purchase Price, and do not validly withdraw them prior to the Expiration Time, on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional shares, until we have purchased shares resulting in an aggregate purchase price of the Maximum Offer Amount; and

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Third, if necessary to permit us to purchase shares having an aggregate purchase price of the Maximum Offer Amount, from holders who validly tender shares at or below the Purchase Price (and do not validly withdraw them prior to the Expiration Time) conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have validly tendered and not validly withdrawn all of their shares prior to the Expiration Time. See Sections 1 and 6.

It is therefore possible that some or all of the shares you tender will not be purchased. Moreover, because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender even if you tender them at or below the Purchase Price. See Section 1.

The Purchase Price will be paid to shareholders whose shares are accepted for payment in cash, less any applicable withholding taxes and without interest. Tendering shareholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5 hereof, stock transfer taxes on the purchase of shares by us pursuant to the Offer. Shareholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other nominee to determine whether any charges may apply if shareholders tender shares through such nominees and not directly to the Depositary. See Section 3.
Any tendering shareholder or other payee who is a United States Holder (as defined in Section 14) and who fails to complete, sign and return to the Depositary, or other applicable withholding agent, the IRS Form W-9 included with the Letter of Transmittal, and any tendering shareholder or other payee who is a Non-United States Holder (as defined in Section 14) and who fails to complete, sign and return to the Depositary or other applicable withholding agent an appropriate IRS Form W-8 or other applicable form, may be subject to United States federal backup withholding (currently at a rate of 24%) on the gross proceeds paid to the shareholder or other payee pursuant to the Offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See Section 3. Also, see Section 14 regarding certain material United States federal income tax consequences of the Offer.
In addition, holders of vested but unexercised options to purchase shares of our common stock under our equity-based compensation plans may exercise such options in accordance with the terms of our equity-based compensation plans and the Company’s policies, and tender in the Offer some or all of the shares issued upon such exercise. Holders of restricted stock or restricted stock unit awards may not tender such restricted stock or restricted stock units in the Offer unless and until the underlying shares have vested and the restrictions on such awards have lapsed. See Sections 3 and 11.
We will pay all reasonable fees and expenses incurred in connection with the Offer by Evercore Group L.L.C. and J.P. Morgan Securities LLC, the Dealer Managers for the Offer, D.F. King & Co., Inc., the Information Agent for the Offer, and Equiniti Trust Company, LLC, the Depositary for the Offer. See Section 16.
As of April 22, 2024, there were 1,041,725,628 shares of our common stock issued and outstanding. Because the Purchase Price will only be determined after the Expiration Time, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $53.00 per share, the minimum Purchase Price under the Offer, the number of shares that will be purchased under the Offer is 56,603,773 shares, which represents 5.4% of the total number of shares issued and outstanding as of April 22, 2024. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $60.00 per share, the maximum Purchase Price under the Offer, the number of shares that will be purchased under the Offer is 50,000,000 shares, which represents 4.8% of the total number of shares issued and outstanding as of April 22, 2024. See Sections 1 and 11.
Our common stock is listed on the NASDAQ Global Select Market and trades under the symbol “MNST.” On May 7, 2024, the reported closing price of our common stock was $54.67 per share. You are urged to obtain current market quotations for our common stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.

THE OFFER
1.
Number of Shares; Purchase Price; Proration

General.   Promptly following the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, determine a single Purchase Price (which will be not less than $53.00 and not more than $60.00 per share) that we will pay for shares validly tendered in the Offer and not validly withdrawn, taking into account the number of shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by shareholders tendering shares pursuant to Auction Tenders.
The Purchase Price will be the lowest price per share of not less than $53.00 and not more than $60.00 per share that will enable Monster to purchase the maximum number of shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price of up to the Maximum Offer Amount. Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. Shares validly tendered pursuant to an Auction Tender will not be purchased if the price specified in the Auction Tender is greater than the Purchase Price.
Promptly after determining the Purchase Price, we will publicly announce the Purchase Price and all shareholders who have validly tendered and not validly withdrawn their shares pursuant to Auction Tenders at prices equal to or less than the Purchase Price or pursuant to Purchase Price Tenders will receive the Purchase Price, payable in cash, less any applicable withholding taxes and without interest, for all shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to “odd lot” priority, proration and conditional tender described below.
Under a Purchase Price Tender, shares will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer. If you wish to maximize the chance that your shares will be purchased by us in the Offer, you should validly tender your shares pursuant to a Purchase Price Tender. Shares tendered pursuant to Purchase Price Tenders will initially be deemed to have been tendered at a price of $53.00 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price and, after determination of the Purchase Price, all Purchase Price Tenders will be deemed to have been made at the Purchase Price. However, you should understand that Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer of $53.00, a price that is below the reported closing price of our common stock on the NASDAQ on May 7, 2024, which is the last full trading day before announcement and commencement of the Offer.
In addition, if shares valued at more than the Maximum Offer Amount are tendered in the Offer at or below the Purchase Price, we may accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2% of our outstanding shares without extending the Expiration Time.
Shares acquired pursuant to the Offer will be acquired by us free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such shares to shareholders of record on or prior to the date on which the shares are purchased under the Offer will be for the account of such shareholders. See Section 8.
The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to the satisfaction or waiver of the Financing Condition, as well as a number of other terms and conditions. See Section 7.
Priority of Purchases.   Upon the terms and subject to the conditions of the Offer, if shares having an aggregate purchase price of less than the Maximum Offer Amount are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn that are tendered a price that is at or below the Purchase Price. Upon the terms and subject to the conditions of the Offer, if the number of shares validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Time would result in an aggregate purchase price of more than the Maximum Offer Amount, we will purchase shares in the following order of priority:

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First, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

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validly tenders and does not validly withdraw prior to the Expiration Time all shares owned, whether such shares are owned beneficially or of record, by the Odd Lot Holder at a price at or below the Purchase Price (tenders of less than all of the shares owned by an Odd Lot Holder will not qualify for this preference); and

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completes the section entitled “Odd Lots” in the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as defined below), and, if applicable, in the Notice of Guaranteed Delivery.

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Second, subject to the conditional tender provisions described in Section 6, from all other shareholders (except for shareholders who tendered shares conditionally for which the condition was not satisfied) who validly tender shares at or below the Purchase Price, and do not validly withdraw them prior to the Expiration Time, on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional shares, as described below, until we have purchased shares resulting in an aggregate purchase price of the Maximum Offer Amount.

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Third, if necessary to permit us to purchase shares having an aggregate purchase price of the Maximum Offer Amount, from holders who validly tender shares at or below the Purchase Price (and do not validly withdraw them prior to the Expiration Time) conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have validly tendered and not validly withdrawn all of their shares prior to the Expiration Time. See Section 6.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a shareholder tenders in the Offer at or below the Purchase Price may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased.
Odd Lots.   The term “odd lots” means all shares validly tendered prior to the Expiration Time at prices at or below the Purchase Price and not validly withdrawn by any person who owned a total of less than 100 shares in the aggregate, whether such shares are owned beneficially or of record, and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (an “Odd Lot Holder”). To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. “Odd lots” will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to holders of 100 or more shares in the aggregate, whether such shares are owned beneficially or of record, even if these holders have separate accounts or certificates representing less than 100 shares. By tendering in the Offer, an Odd Lot Holder who holds shares in his or her name and tenders such shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also any applicable “odd lot” discounts that might apply to sales of their shares in market transactions. Any Odd Lot Holder wishing to tender all of his or her shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.
Proration.   The proration period is the period for accepting shares on a pro rata basis in the event that the Offer is oversubscribed. The proration period will expire as of the Expiration Time. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares and subject to conditional tenders described in Section 6, proration for each shareholder tendering shares at or below the Purchase Price (other than Odd Lot Holders) will be based on the ratio of the total number of shares to be purchased by us (excluding shares purchased from Odd Lot Holders) to the number of shares validly tendered and not validly withdrawn by all shareholders (other than Odd Lot Holders) at or below the Purchase Price. This ratio will be applied to shareholders (other than Odd Lot Holders) validly tendering shares at or below the Purchase Price to determine the number of shares that will be purchased from each tendering shareholder in the Offer. Because of the time required to verify the number of shares validly tendered and not validly withdrawn, and because of the “odd lot” procedures described above, the conditional tender procedures described in Section 6 and the guaranteed delivery procedures described in Section 3, if the Offer is over-subscribed, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until at least three business days after the Expiration Time. The preliminary results of any proration will be announced by press release on the business day following the Expiration Time. After the Expiration Time, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.
The number of shares that we will purchase from a shareholder pursuant to the Offer may affect the United States federal income tax consequences of the purchase to the shareholder and, therefore, may be relevant to a shareholder’s decision whether or not to tender shares and whether or not to condition any tender upon our purchase of a stated number of shares held by such shareholder. The Letter of Transmittal affords each shareholder who tenders shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased. See Section 6.
This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on the Company’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.
2.
Purpose of the Offer; Certain Effects of the Offer

Purpose of the Offer.   The Offer is being made outside of the Company’s existing stock repurchase programs and will allow the Company to repurchase a fixed dollar amount of shares for one price per share, while retaining the ability to purchase additional shares through the repurchase plans in the future.
The Company has historically generated substantially more cash from operations than it has needed to fund its business and strategic opportunities. The Company has not historically paid dividends to shareholders, but does regularly repurchase its common shares. Share repurchases have primarily been effected under open-market stock repurchase programs, but the Company also repurchased shares in a substantially similar “modified Dutch Auction” tender offer in 2016.
The Company believes that the modified Dutch Auction tender offer set forth in this Offer to Purchase represents an efficient mechanism to permit shareholders the opportunity to tender all or a portion of their shares and obtain liquidity without the potential disruption to the share price that can result from market sales. In determining to proceed with the Offer, our Board of Directors considered, among other things, a broad range of alternatives for utilizing the Company’s excess capital, the Company’s prospects, anticipated capital requirements and debt capacity, market conditions, current and historical trading prices and volumes for the shares, liquidity opportunities available to shareholders and the Company’s existing share repurchase programs (under which the Company had $642.4 million available as of May 7, 2024).
Potential Benefits of the Offer.   The Company believes the Offer will provide benefits to the Company and its shareholders, including the following:
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the Offer will provide all shareholders the opportunity to obtain liquidity with respect to all or a portion of their shares, with less potential disruption to the market price for the shares;

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the Offer will provide substantial shareholders, including the Founding Holders and Sterling Trustees LLC (which controls certain trusts and entities for the benefit of certain family members of Messrs. Sacks and Schlosberg), the opportunity to obtain liquidity in a fashion that is less disruptive than open-market sales or other transactions. Mr. Sacks’ participation, in particular, may provide him some flexibility to consider his own potential options, which may also help the Company continue succession planning for its next phase of leadership. In this regard, after consultation with the Board of Directors, Mr. Sacks is considering reducing his day-to-day management responsibilities starting in 2025, while continuing to manage certain areas of the Company’s business for which he has always been responsible. At that time, Mr. Sacks intends to remain Chairman of the Board of Directors, and Mr. Schlosberg would segue from Co-CEO to CEO; and

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upon the completion of the Offer, non-tendering shareholders will realize a proportionate increase in their relative ownership interest in the Company.

Potential Risks and Disadvantages of the Offer.   The Offer also presents potential risks and disadvantages to the Company and continuing shareholders, including the following:
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as a result of the Offer, the Company’s liquidity will be reduced by the cash used in connection with the Offer, which may, among other things, result in less flexibility for future share repurchases and capital investment;

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the amount of our debt will increase as a result of the incurrence of borrowings under the Term Loan and the RCF to finance a portion of the shares purchased pursuant to this Offer; and

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purchases may occur at a premium to the current and future market prices of the shares.

Assuming the completion of the Offer, we believe that our anticipated cash flow from operations and our financial condition will be adequate for our needs, including for the anticipated interest payments and repayment of borrowings under the Term Loan and the RCF in the future. However, actual results may differ significantly from our expectations. See “Forward-Looking Statements.” In considering the Offer, our management and our Board of Directors took into account the expected financial impact of borrowing funds under the Term Loan and the RCF to finance a portion of the shares purchased pursuant to this Offer on our level of indebtedness and the expected financial impact of the Offer generally on our liquidity.
Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Offer may permit the seller to avoid the usual transaction costs associated with open-market sales (e.g., brokerage commissions, solicitation fees and stock transfer taxes). Furthermore, any Odd Lot Holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased under the Offer will avoid not only the payment of brokerage commissions but also any applicable “odd lot” discounts that might apply to sales of their shares in market transactions.
After the completion of the Offer, we may purchase shares in the open market subject to market conditions, or in private transactions, exchange offers, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial condition and general economic and market conditions.
ALTHOUGH THE COMPANY HAS AUTHORIZED THE OFFER, NONE OF THE BOARD OF DIRECTORS, THE COMPANY, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO ANY PRICE AT WHICH YOU MIGHT TENDER SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES TO TENDER. PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER, YOU SHOULD CAREFULLY READ THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.
Certain Effects of the Offer.   Shareholders who do not tender their shares in the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company and be subject to the risks of such ownership. If we complete the Offer, those shareholders will realize an automatic increase in their relative ownership interest in the Company and also will bear the attendant risks associated with the increased ownership interest. Shareholders may be able to sell non-tendered shares in the future at a net price that may be more or less favorable than the Purchase Price to be paid to our shareholders pursuant to the Offer. We can give no assurance as to the price at which a shareholder may be able to sell its shares in the future.
The Offer will reduce our “public float” (the number of shares of our common stock owned by non-affiliated shareholders and available for trading in the securities markets), and is likely to reduce the number of our shareholders.

The accounting for our purchase of the shares in the Offer will result in a reduction of our stockholders’ equity in an amount equal to (i) the aggregate purchase price of the shares we purchase and (ii) related costs to repurchase the shares, inclusive of excise taxes. It will also result in a reduction in cash and cash equivalents and cash outflows from financing activities as a result of funding the purchase of the shares in the Offer and related fees and expenses. There will also be a reduction in the number of outstanding shares in an amount equal to the number of shares that we repurchase pursuant to the Offer, which will affect the calculation of our earnings per share.
Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. Messrs. Sacks and Schlosberg have advised us that they intend to tender up to 610,000 and 610,000 shares, respectively, as Purchase Price Tenders, for investment diversification and estate planning purposes. The Founding Holders beneficially owned an aggregate of 80,597,539 shares as of April 12, 2024, representing 7.7% of our outstanding shares of common stock as of April 12, 2024 (for beneficial ownership disclaimed by the Founding Holders, see Section 11).
While no final decision has been made by the Founding Holders, assuming they tender an aggregate of the 1,220,000 shares referred to above, and all such shares are purchased in the Offer, the Founding Holders would beneficially own an aggregate of 79,377,539 shares immediately following the Offer, which would represent approximately 7.6% of the issued and outstanding shares as of April 22, 2024. If the Founding Holders properly tender shares in the Offer, their Purchase Price Tenders could influence the price at which all of the shares accepted for payment are purchased. Mark S. Vidergauz and Mark J. Hall, who are members of the Board of Directors and Thomas J. Kelly and Emelie C. Tirre, who are executive officers, have advised us that they intend to tender up to 20,000, 500,000, 80,000 and 45,000 shares, respectively, that they beneficially own in the Offer. All of our other directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer.
In addition, Sterling Trustees LLC, which controls certain trusts and entities for the benefit of certain family members of Messrs. Sacks and Schlosberg, has advised us that, although no final decision has been made, it intends to tender up to an aggregate of 20,500,000 shares on behalf of such trusts and entities, as Purchase Price Tenders. If Sterling Trustees LLC properly tenders shares in the Offer, its Purchase Price Tenders could influence the price at which all of the shares accepted for payment are purchased.
As a result, the proportional holdings of our other directors and executive officers who do not participate in the Offer will increase following the consummation of the Offer.
Based on the published guidelines of the NASDAQ and the conditions of the Offer, our purchase of shares pursuant to the Offer will not result in the delisting of our outstanding shares on the NASDAQ. Our common stock is registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. Our purchase of shares pursuant to the Offer will not result in our outstanding shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon, among other things, our having determined that the consummation of the Offer will not cause our shares to be delisted from the NASDAQ or to be eligible for deregistration under the Exchange Act. See Section 7.
Shares acquired pursuant to the Offer will become treasury stock of the Company and will be available to us without further shareholder action, except as required by applicable law or the rules of the NASDAQ or any securities exchange on which the shares are then listed, for purposes including the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for the shares purchased in the Offer.
Our shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of shares pursuant to the Offer, our shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.
Other Plans or Proposals.   Except as disclosed or incorporated by reference in this Offer to Purchase, Monster currently has no plans, proposals or negotiations that relate to or would result in:

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any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

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any purchase, sale or transfer of a material amount of assets of Monster or any of its subsidiaries;

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any material change in our present dividend policy, indebtedness or capitalization;

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any change in our present Board of Directors or executive officers, including any plans or proposals to change the number or the term of directors or to change any material term of the employment contract of any executive officer;

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any other material change in our corporate structure or business;

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any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on the NASDAQ;

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the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

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the acquisition by any person of additional securities of us, or the disposition by any person of our securities, other than in connection with awards granted to certain employees (including directors and officers) under existing equity-based compensation plans; or

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any changes in our amended and restated certificate of incorporation or bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

Although we do not currently have any plans, other than as disclosed or incorporated by reference into this Offer to Purchase, that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time as we deem appropriate.
3.
Procedures for Tendering Shares

Valid Tender of Shares.   For shares to be tendered validly in the Offer:
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the certificates for shares of our common stock, or confirmation of receipt of the shares pursuant to the procedures for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Time by the Depositary at its address set forth on the back cover page of this Offer to Purchase; or

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the tendering shareholder must, prior to the Expiration Time, comply with the guaranteed delivery procedures set forth below.

In accordance with Instructions 4 and 5 to the Letter of Transmittal, each shareholder who is not tendering through DTC and who desires to tender shares in the Offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Auction Price Tender: Price (in Dollars) per Share at Which Shares are Being Tendered,” indicating the price (in increments of $0.50) at which shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned “Purchase Price Tender,” in which case you will be deemed to have tendered your shares at the minimum price of $53.00 per share. A tender of shares not being made through DTC using ATOP will be proper only if, among other things, one, and only one, of these boxes is checked on the Letter of Transmittal. Shareholders who validly tender shares without specifying whether they are making an Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender.
If tendering shareholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Purchase Price Tender.” Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $53.00 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price and, after determination of the Purchase Price, all Purchase Price Tenders will be deemed to have been made at the Purchase Price. However, tendering shareholders should understand that Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the

Offer of $53.00, a price that is below the reported closing price of our common stock on the NASDAQ on May 7, 2024, which is the last full trading day before announcement and commencement of the Offer. See Section 8 for recent market prices for shares of our common stock.
If tendering shareholders using a Letter of Transmittal wish to indicate a specific price (in increments of $0.50) at which their shares are being tendered, they must check the box indicating such price under the section captioned “Auction Price Tenders: Price (in Dollars) per Share at Which Shares are Being Tendered.” Tendering shareholders should be aware that this election could result in none of their shares being purchased if the Purchase Price selected by the Company for the shares is less than the price selected by the shareholder. A shareholder not tendering directly through DTC using ATOP who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. A shareholder tendering shares through DTC using ATOP who wishes to tender shares at more than one price must complete a separate ATOP transfer with respect to the shares to be tendered at each price. The same shares cannot be tendered (unless previously validly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders shares at different prices; however, absent a valid notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Shareholders may contact the Depositary for additional instructions.
Shareholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their shares. Shareholders who hold shares through nominee shareholders are urged to consult their nominees to determine whether any charges may apply if shareholders tender shares through such nominees and not directly to the Depositary.
Odd Lot Holders must tender all of their shares and also complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, if they wish to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1.
Shareholders may tender shares subject to the condition that all or a specified minimum number of shares be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to determine the minimum number of shares to be purchased. Shareholders are urged to consult their own investment and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Sections 6 and 14.
Signature Guarantees and Method of Delivery.   If a certificate for shares of our common stock is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution (as defined below). No signature guarantee is required if:
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the Letter of Transmittal is signed by the registered holder of the shares tendered and the holder has not completed either the section entitled “Special Delivery Instructions” or the section entitled “Special Payment Instructions” in the Letter of Transmittal; or

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shares are tendered for the account of a broker, dealer, commercial bank, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a broker, dealer, commercial bank, credit union, savings association or other entity that is also an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary’s account at DTC, as described below), a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.
The method of delivery of all documents, including certificates for shares of our common stock, the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, validly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
All deliveries made in connection with the Offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary and not to us, the Dealer Managers, the Information Agent or DTC. Any documents delivered to us, the Dealer Managers, the Information Agent or DTC will not be forwarded to the Depositary and therefore will not be deemed to be validly tendered.
Book-Entry Delivery.   The Depositary will establish an account with respect to the shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the shares by causing DTC to transfer those shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (1) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover page of this Offer to Purchase prior to the Expiration Time or (2) the guaranteed delivery procedures described below must be followed if book-entry transfer of the shares cannot be effected prior to the Expiration Time.
The confirmation of a book-entry transfer of shares into the Depositary’s account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.
The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that Monster may enforce such agreement against that participant.
Guaranteed Delivery.   If a shareholder desires to tender shares in the Offer and the certificates for the shareholder’s shares are not immediately available or cannot be delivered to the Depositary prior to the Expiration Time (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Time, the shares may still be tendered if all of the following conditions are satisfied:
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the tender is made by or through an Eligible Institution;

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the Depositary receives by mail or overnight courier, prior to the Expiration Time, a properly completed and duly executed Notice of Guaranteed Delivery in the form Monster has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

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the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of the shares into the Depositary’s account at DTC), together with a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within one business day following the Expiration Date.

Shareholders may contact the Information Agent, the Dealer Managers or their broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Managers is on the back cover page of this Offer to Purchase.

Stock Options.   Options to purchase shares of our common stock cannot be tendered in the Offer. If you hold vested but unexercised options, you may exercise such options in accordance with the terms of your option agreement, our equity-based compensation plans and our policies, and tender the shares received upon such exercise in accordance with the Offer. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration date of your options, the range of tender prices and the provisions for priority of purchases by Monster described in Section 1. We strongly encourage optionholders to discuss the Offer with their own tax advisors, financial advisors and/or brokers.
Please be advised that it is the optionholder’s responsibility to tender shares in the Offer to the extent such holder wants to participate and it may be difficult to secure delivery of shares issued pursuant to the exercise of vested stock options in a time period sufficient to allow tender of those shares prior to the Expiration Time. Accordingly, we suggest that you exercise your vested options and satisfy the exercise price for such shares in accordance with the terms of the related equity-based compensation plan and option agreement and Company policies at least five business days prior to the date on which the Expiration Time is initially scheduled to occur (which, unless the Offer is extended, means you should exercise your vested stock options and satisfy the related exercise price no later than 11:59 p.m., New York City time, on May 29, 2024). Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason.
Restricted Stock Awards.   Holders of restricted stock awards under our equity-based compensation plans may not tender the shares underlying such restricted stock awards in the Offer unless and until such shares have vested and the restrictions on the restricted stock awards have lapsed. If the restrictions on the restricted stock awards have lapsed, you may tender some or all of such shares in the Offer. See “— Valid Tender of Shares” above.
Restricted Stock Unit Awards.   Holders of restricted stock unit awards under our equity-based compensation plans may not tender the shares underlying such restricted stock unit awards in the Offer unless and until such shares have vested and the restrictions on such awards have lapsed. Once shares underlying the restricted stock unit awards have vested and the restrictions on such awards have lapsed, you may tender some or all of such shares in the Offer. See “— Valid Tender of Shares” above.
Return of Unpurchased Shares.   If any tendered shares are not purchased, or if less than all shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, or, in the case of shares tendered by book-entry transfer at DTC, the shares will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.
United States Federal Backup Withholding.   Payments made pursuant to the Offer may be subject to information reporting. In addition, under the United States federal backup withholding rules, a portion (24% under current law) of the gross proceeds payable to a shareholder or other payee pursuant to the Offer may be withheld and remitted to the IRS, unless the shareholder or other payee (1) properly establishes that it is an “exempt recipient” (as described below) or (2) provides its taxpayer identification number (generally, its employer identification number or social security number) to the Depositary or other applicable withholding agent (as payer), as well as certain other information, and certifies under penalties of perjury that the number is correct, the shareholder is a United States person and the shareholder is not subject to backup withholding. Therefore, each tendering shareholder that is a United States Holder (as defined in Section 14) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, or otherwise establish that it is an “exempt recipient.” If a United States Holder does not provide the Depositary or other applicable withholding agent with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the IRS.
Certain “exempt recipients” (including, among others, generally all corporations and certain Non-United States Holders (as defined in Section 14) that meet certain certification requirements) are not subject to backup withholding. In order for a Non-United States Holder to avoid backup withholding, that Non-United States Holder should submit an appropriate IRS Form W-8, signed under penalties of perjury, attesting to its exempt status. See Instruction 3 of the Letter of Transmittal.

Backup withholding is not an additional tax. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.
Shareholders should consult their own tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and the procedure for obtaining and demonstrating, an exemption from backup withholding.
For a discussion of United States federal income tax consequences to tendering shareholders, see Section 14.
United States Federal Withholding Tax on Payments to Non-United States Holders.   The tax treatment of a shareholder’s receipt of cash pursuant to the Offer depends upon facts which may be unique as to each shareholder. Therefore, even if a Non-United States Holder has provided the required certification to avoid backup withholding, the Depositary or other applicable withholding agent will likely withhold an amount equal to 30% of the gross proceeds payable to the Non-United States Holder or his or her agent pursuant to the Offer unless (1) the Depositary or other withholding agent determines that a reduced rate of withholding is available under an applicable income tax treaty or (2) an exemption from withholding is applicable because the gross proceeds are effectively connected with the Non-United States Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty , the gross proceeds are attributable to a United States permanent establishment or fixed base maintained by such Non-United States Holder) (see Section 14).
To obtain a reduced rate of withholding under an applicable income tax treaty, a Non-United States Holder must deliver to the Depositary, or other applicable withholding agent a properly completed and executed IRS Form W-8BEN or W-8BEN-E, as applicable, before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with a Non-United States Holder’s conduct of a trade or business within the United States, the Non-United States Holder must deliver to the Depositary, or other applicable withholding agent a properly completed and executed IRS Form W-8ECI before the payment is made.
As discussed in more detail in Section 14, a Non-United States Holder may be eligible to obtain a refund from the IRS of all or a portion of any amount withheld if (1) the Non-United States Holder meets any of the tests described in Section 14 that would characterize the transaction as a sale or exchange (as opposed to a distribution) with respect to which the Non-United States Holder is not subject to tax or (2) the Non-United States Holder is otherwise able to establish that no tax or a reduced amount of tax is due (for example, because the Non-United States Holder was entitled to a reduced rate of withholding pursuant to an applicable income tax treaty and a higher withholding rate was applied).
Additionally, a Non-United States Holder may be subject to the Foreign Account Tax Compliance Act (“FATCA”) withholding on gross proceeds payable pursuant to the Offer at a rate of 30% if such Non-United States Holder fails to properly establish an exemption from FATCA withholding on an appropriate IRS Form W-8 provided to the Depositary or other applicable withholding agent. See Section 14.
Non-United States Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the IRS refund procedure, as well as FATCA.
Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.   All questions as to the number of shares to be accepted, the Purchase Price to be paid for shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares will be determined by Monster in its sole discretion, and will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Monster reserves the absolute right to:
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reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for any shares which it determines may be unlawful;

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waive any of the conditions of the Offer prior to the Expiration Time with respect to all tendered shares; and

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waive any defect or irregularity in any tender with respect to any particular shares (with any such waiver to be applied consistently with respect to all shares).

No tender of shares will be deemed to have been validly made until all defects or irregularities have been cured by the tendering shareholder or waived by Monster. Monster will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares. None of Monster, the Depositary, the Information Agent, the Dealer Managers or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.
Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement.   It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot, such person has a “net long position” (i.e., more shares held in long positions than in short positions) in (1) a number of shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of shares (“Equivalent Securities”) that are equal to or greater than the number of shares tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities and will deliver or cause to be delivered such shares so acquired for the purpose of tendering to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (1) such shareholder has a “net long position” in a number of shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4 and (2) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered in the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.
Lost or Destroyed Certificates.   If any certificate representing shares of our common stock has been lost or destroyed, the shareholder should promptly notify the Depositary at the phone number or address set forth on the back cover page of this Offer to Purchase. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.
Certificates for shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to Monster, the Dealer Managers, the Information Agent or DTC. Any certificates delivered to Monster, the Dealer Managers, the Information Agent or DTC will not be forwarded to the Depositary and will not be deemed to be validly tendered.
4.
Withdrawal Rights

Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Time. In addition, unless Monster has already accepted your tendered shares for payment, you may withdraw your tendered shares at any time after 11:59 p.m., New York City time, on July 5, 2024, the 40th business day following the commencement of the Offer. Except as otherwise provided in this Section 4, tenders of shares pursuant to the Offer are irrevocable.
For a withdrawal to be effective, a written notice of withdrawal must be received in a timely manner, as described in the immediately preceding paragraph, by the Depositary at its address set forth on the back cover page of this Offer to Purchase, and any notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn, the price at which such shares were tendered (if an Auction Tender is being withdrawn) and the name of the registered holder of the shares to be withdrawn, if different from the person who tendered the shares. A shareholder who has tendered shares at more than one price must complete a separate notice of withdrawal for shares tendered at each price. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering shareholder also must submit the serial numbers shown on those particular certificates for shares to be withdrawn and, unless an Eligible Institution has tendered those shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the procedures for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.
All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by Monster in its sole discretion, and such determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Monster reserves the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of shares by any shareholder, with any such waiver to be applied consistently with respect to all shareholders. None of Monster, the Depositary, the Information Agent, the Dealer Managers or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.
Withdrawals may not be rescinded, and any shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. However, validly withdrawn shares may be re-tendered prior to the Expiration Time by again following one of the procedures described in Section 3.
If Monster extends the Offer, is delayed in its purchase of shares or is unable to purchase shares pursuant to the Offer for any reason, then, without prejudice to Monster’s rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on behalf of Monster, and such shares may not be withdrawn, except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4 (subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer will either pay the consideration offered or return the tendered securities promptly after the termination of the Offer).
5.
Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will (1) determine the Purchase Price we will pay for shares validly tendered and not validly withdrawn prior to the Expiration Time, taking into account the number of shares so tendered and the prices specified by tendering shareholders, and (2) accept for payment and pay an aggregate purchase price of up to the Maximum Offer Amount for shares that are validly tendered at prices at or below the Purchase Price and not validly withdrawn prior to the Expiration Time. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, shares that are validly tendered at or below the Purchase Price and not validly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.
Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per share for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at DTC, (2) a properly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.
We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as the agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.
In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. However, we do not expect to be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until at least three business days after the Expiration Time. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the Purchase Price and shares not purchased due to proration or conditional tenders, will be returned or, in the case of shares tendered by book-entry transfer, credited to the account maintained with DTC by the participant who delivered the shares, to the tendering shareholder at our expense promptly after the Expiration Time or termination of the Offer.
Under no circumstances will we pay interest on the Purchase Price, even if there is any delay in making payment. In addition, if certain events occur prior to the Expiration Time, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.
We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer (for the avoidance of doubt, stock transfer taxes do not include United States federal income tax or backup withholding). If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates or book-entry shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to such other person(s) will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted to the Depositary.
6.
Conditional Tender of Shares

Under certain circumstances described in Section 1 and subject to the exception for Odd Lot Holders, if the Offer is over-subscribed, we will prorate the shares purchased pursuant to the Offer. As discussed in Section 14, the number of shares to be purchased from a particular shareholder may affect the United States federal income tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. The conditional tender alternative is being made available for shareholders seeking to take steps to have payment for shares sold pursuant to the Offer treated as received in a sale or exchange of such shares by the shareholder, rather than as a distribution to the shareholder, for United States federal income tax purposes. Accordingly, a shareholder may tender shares subject to the condition that all or a specified minimum number of the shareholder’s shares tendered must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to calculate the minimum number of shares that must be purchased from the shareholder in order for the shareholder to qualify for sale or exchange (rather than distribution) treatment for United States federal income tax purposes. Shareholders are urged to consult with their own tax advisors. No assurances can be provided that a conditional tender will achieve the intended United States federal income tax result for any shareholder tendering shares.
Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any shares are to be purchased. After the Expiration Time, if the number of shares validly tendered and not validly withdrawn pursuant to Auction Tenders at a price equal to or less than the Purchase Price and pursuant to Purchase Price Tenders would result in an aggregate purchase price of more than the Maximum Offer Amount, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of “odd lots,” based upon all shares validly tendered, conditionally or unconditionally, and not validly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any tendering shareholder below the minimum number specified by that shareholder, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder promptly after the Expiration Time.
After giving effect to these withdrawals, upon the terms and subject to the conditions of the Offer, we will accept the remaining shares validly tendered, conditionally or unconditionally, on a pro rata basis. If the withdrawal of conditional tenders would cause the total number of shares to be purchased to fall below an aggregate purchase price of the Maximum Offer Amount, then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares that would result in an aggregate purchase price of the Maximum Offer Amount. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular shareholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have validly tendered all of their shares.
7.
Conditions of the Offer

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for, shares tendered, subject to the rules under the Exchange Act, if at any time prior to the Expiration Time, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by us to have occurred):
•
the Financing Condition is not satisfied or otherwise waived by us;

•
there shall have been instituted, or there shall be pending, or we shall have received notice of any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel that directly or indirectly:

•
challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer; or

•
seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the shares;

•
our acceptance for payment, purchase or payment for any shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree, injunction or order;

•
any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic foreign or supranational, which:

•
indicates that any approval or other action of any such court, government, agency or authority may be required in connection with the Offer or the purchase of shares thereunder; or

•
is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•
any decrease of more than 10% in the market price for our common stock or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the New York Stock Exchange Composite Index, the NASDAQ Composite Index, the Nasdaq-100 or the Standard and Poor’s 500 Composite Index measured from the close of trading on May 7, 2024;

•
any general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States;

•
the commencement or escalation, on or after May 7, 2024, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly involving the United States;

•
any change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered or is threatened relating to (1) general political, market, economic, financial or industry conditions in the United States or (2) our business, general affairs, management, financial position, shareholders’ equity, income, results of operations, properties, assets, liabilities, condition (financial or otherwise), income, operations, licenses, franchises, permits or prospects, which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer; or

•
in the case of any of the preceding three bullets existing at the time of the announcement of the Offer, as applicable, a material acceleration or worsening thereof;

•
a tender or exchange offer for any or all of our outstanding shares of common stock (other than the Offer), or any material merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed, or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a material merger, amalgamation, acquisition, business combination or other similar transaction;

•
we shall have learned after the date of this Offer to Purchase that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares of common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause) or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before May 7, 2024), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before May 7, 2024 has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause) or otherwise (other than by virtue of the consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding shares of common stock, or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•
any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third-party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment; or

•
we shall have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common stock to be delisted from the NASDAQ or eligible for deregistration under the Exchange Act.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us (other than because of any action or inaction by us or our affiliates), in whole or in part, prior to the Expiration Time. Any determination by us concerning the satisfaction or failure to satisfy any of the conditions described above will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if our determinations are challenged by shareholders. If such determination is made, the Company will promptly inform holders of how the Company intends to proceed in response to the triggering of any condition described above.
The Offer is not conditioned upon any minimum number of shares being tendered.
8.
Price Range of Shares; Dividends

Our common stock is traded on the NASDAQ under the symbol “MNST.” The following table sets forth the high and low sales prices for the common stock as reported by the NASDAQ for the periods indicated.

	High	Low
Year Ending December 31, 2024
Second quarter (through May 7, 2024)	$59.56	$51.98
First quarter	$61.23	$54.76
Year Ending December 31, 2023
Fourth quarter	$58.86	$47.13
Third quarter	$59.24	$52.76
Second quarter	$60.47	$51.29
First quarter	$52.75	$48.62
Year Ended December 31, 2022
Fourth quarter	$52.32	$42.80
Third quarter	$49.90	$43.07
Second quarter	$47.37	$39.58
On May 7, 2024, the reported closing price of our common stock on the NASDAQ was $54.67 per share. You are urged to obtain current market quotations for our common stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer.
On February 28, 2023, we announced a two-for-one stock split of our common stock to be effected in the form of a 100% stock dividend. The common stock dividend was issued on March 27, 2023 (the “Stock Split”) and our common stock began trading at the split adjusted price on March 28, 2023. Accordingly, all closing prices of our common stock, per share amounts, common stock outstanding, common stock repurchased and equity-based compensation presented in this Offer to Purchase have been adjusted retroactively, where applicable, to reflect the Stock Split.
We have not paid cash dividends to our shareholders since our inception and do not anticipate paying cash dividends in the foreseeable future.
9.
Source and Amount of Funds

Assuming that the Offer is fully subscribed, we expect the aggregate purchase price for the shares to be up to $3.0 billion. We intend to fund the purchase of shares pursuant to the Offer with a combination of (1) $2.0 billion of cash on hand, (2) $750.0 million in borrowings under the Term Loan, and (3) $250.0 million in borrowings under the RCF.
We and our subsidiaries, Monster Energy Company and Monster Energy US LLC, expect to enter into the Credit Agreement at least five business days prior to the Expiration Time. The Credit Agreement is expected to provide for a new $750 million three-year unsecured delayed draw term loan facility and a new $750.0 million five-year unsecured revolving credit facility.
We expect the Credit Agreement will provide that (1) the Term Loan will be denominated in U.S. Dollars and (2) loans under the RCF will be denominated in U.S. dollars, British pound sterling or euros. We expect to be able to request an increase in the principal amounts of each of the facilities available under the Credit Agreement in an aggregate principal amount of up to $750 million, to the extent that existing and/or new lenders agree to provide such additional amounts. All outstanding amounts under the Credit Agreement advanced pursuant to the RCF will be due and payable on the five-year anniversary of the effective date of the Credit Agreement; however, the maturity date of the RCF may be extended with the written consent of more than 50% of the lenders under the RCF for up to two additional one-year periods. All outstanding amounts under the Credit Agreement advanced pursuant to the Term Loan will be due and payable on the three-year anniversary of the effective date of the Credit Agreement.
The outstanding principal amounts under the Term Loan and the RCF, respectively, are expected to bear interest at a floating rate based upon, at our election, either (1) a negotiated base rate or (2) a rate generally based on a secured overnight financing rate, plus, in each case, a margin based on, at our election, our total net leverage ratio or credit rating (if available). Interest is expected to be payable in arrears (1) in the case of a base rate loan, on the last day of March, June, September and December of each year and (2) in the case of a secured overnight financing rate loan, on the last day of the one-month, three-month or six-month interest period applicable to the relevant borrowing.
The Term Loan will be made available to us, as borrower thereunder, and is expected to be guaranteed by our subsidiary, Monster Energy Company. Borrowings under the RCF will be made available to us, Monster Energy Company, Monster Energy US LLC and certain of our other subsidiaries designated as a revolving borrower from time to time thereunder, and is expected to be guaranteed by us and our subsidiary, Monster Energy Company (to the extent we or Monster Energy Company are not the borrower). The Credit Agreement will contain customary representations and warranties, default provisions, and affirmative and negative covenants including, among others, (1) affirmative covenants regarding financial reporting and compliance with laws and (2) financial and negative covenants regarding the maintenance of a maximum total net leverage ratio, liens, and fundamental changes. We expect that many of the representations and warranties, default provisions and covenants will be subject to materiality qualifiers, thresholds, and exceptions. We also expect that the Credit Agreement will contain a mandatory prepayment provision related to a change of control triggering event.
10.
Certain Information Concerning the Company

Monster Beverage Corporation is a holding company and conducts no operating business, except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® drinks, Monster Energy Ultra® energy drinks, Juice Monster® Energy + Juice energy drinks, Java Monster® non-carbonated coffee + energy drinks, Rehab® Monster® non-carbonated energy drinks, Monster Energy® Nitro energy drinks, Reign® Total Body Fuel high performance energy drinks, Reign Inferno® thermogenic fuel high performance energy drinks, Reign Storm® total wellness energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Bang Energy® drinks, BPM® energy drinks, BU® energy drinks, Burn® energy drinks, Gladiator® energy drinks, Live+® energy drinks, Mother® energy drinks, Nalu® energy drinks, Play® and Power Play® (stylized) energy drinks, Relentless® energy drinks, Samurai® energy drinks, Ultra Energy® drinks, Predator® energy drinks and Fury® energy drinks. The Company’s subsidiaries also develop and market still and sparkling waters under the Monster Tour Water® brand name. The Company’s subsidiaries also develop and market craft beers, hard seltzers and flavored malt beverages under a number of brands, including Jai Alai® IPA, Dale’s Pale Ale®, Dallas Blonde®, Wild Basin® hard seltzers, The Beast Unleashed® and Nasty Beast™ Hard Tea.
Our principal executive offices are located at 1 Monster Way, Corona, California 92879. Our telephone number at that address is (951) 739-6200.
Available Information.   As a public company, we are required to file our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements on Schedule 14A and other information (including any amendments) with the SEC. You can find the Company’s SEC filings at the SEC’s website, which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, at http://www.sec.gov.
Our Internet address is www.monsterbevcorp.com. Information contained on or accessible through our website is not part of or incorporated into this Offer to Purchase or any of our other filings with the SEC. Our SEC filings will be made available free of charge at www.monsterbevcorp.com, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. In addition, you may request a copy of these filings (excluding exhibits) at no cost by writing to, or telephoning us, at the following address or telephone number: Monster Beverage Corporation, 1 Monster Way, Corona, California 92879, Tel: (951) 739-6200.
In connection with the Offer, on May 8, 2024, we filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer (as it may be amended from time to time, the “Schedule TO”). You may access the Schedule TO and the documents incorporated therein by reference at the SEC’s website. You may also go to the Investors section of our website at www.monsterbevcorp.com to access the Schedule TO and related documents.

Incorporation by Reference.   The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference into this Offer to Purchase (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

•
our Definitive Proxy Statement on Schedule 14A filed on April 26, 2024;

•
our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024;

•
our Current Report on Form 8-K filed with the SEC on May 2, 2024 (other than information furnished pursuant to Item 2.02); and

•
the description of the Company’s common stock, contained in the Company’s Form 10-K filed on February 28, 2020.

Any statement contained in any document incorporated or deemed to be incorporated by reference into this Offer to Purchase will be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in this Offer to Purchase or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase. However, were any material changes to occur that would require amendment to this Offer to Purchase, we would amend this Offer to Purchase and any related document(s) to disclose such information.
You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at the address or website set forth above.
You may also request a copy of these filings, at no cost, by writing or telephoning us at the following address:
Monster Beverage Corporation
1 Monster Way
Corona, California 92879
Attn: Paul J. Dechary
Telephone: (951) 739-6200
Copies of these filings are also available, without charge, on the Investors section of our website at www.monsterbevcorp.com. The information contained on or accessible through our website is neither part of, nor incorporated by reference into, this Offer to Purchase.
11.
Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning the Shares

Shares Outstanding.   As of April 22, 2024, we had 1,041,725,628 shares of our common stock issued and outstanding. Because the Purchase Price will only be determined after the Expiration Time, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $53.00 per share, the minimum Purchase Price under the Offer, the number of shares that would be purchased under the Offer would be 56,603,773 shares, which would represent 5.4% of the total number of shares issued and outstanding as of April 22, 2024. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $60.00 per share, the maximum Purchase Price under the Offer, the number of shares that would be purchased under the Offer would be 50,000,000 shares, which would represent 4.8% of the total number of shares issued and outstanding as of April 22, 2024.
Interests of Directors and Executive Officers.   As of April 12, 2024, our directors and executive officers as a group (13 persons) beneficially owned an aggregate of 81,933,136 shares, representing 7.8% of the total number of our outstanding shares.
Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. Messrs. Sacks and Schlosberg have advised us that they intend to tender up to 610,000 and 610,000 shares, respectively, as Purchase Price Tenders, for investment diversification and estate planning purposes. The Founding Holders beneficially owned an aggregate of 80,597,539 shares as of April 12, 2024, representing 7.7% of our outstanding shares of common stock as of April 12, 2024 (for beneficial ownership disclaimed by the Founding Holders, see Section 11).
While no final decision has been made by the Founding Holders, assuming they tender an aggregate of the 1,220,000 shares referred to above, and all such shares are purchased in the Offer, the Founding Holders would beneficially own an aggregate of 79,377,539 shares immediately following the Offer, which would represent 7.6% of the total number of shares issued and outstanding as of April 22, 2024. If the Founding Holders properly tender shares in the Offer, their Purchase Price Tenders could influence the price at which all of the shares accepted for payment are purchased. Mark S. Vidergauz and Mark J. Hall, who are members of the Board of Directors, and Thomas J. Kelly and Emelie C. Tirre, who are executive officers, have advised us that they intend to tender up to 20,000, 500,000, 80,000 and 45,000 shares, respectively, that they beneficially own in the Offer. All of our other directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer.
In addition, Sterling Trustees LLC, which controls certain trusts and entities for the benefit of certain family members of Messrs. Sacks and Schlosberg, has advised us that, although no final decision has been made, it intends to tender up to an aggregate of 20,500,000 shares on behalf of such trusts and entities, as Purchase Price Tenders. If Sterling Trustees LLC properly tenders shares in the Offer, its Purchase Price Tenders could influence the price at which all of the shares accepted for payment are purchased.
The following table sets forth, as of the most recent practicable date, April 12, 2024 (unless otherwise noted below), the beneficial ownership of the Company’s common stock of (1) those persons known to the Company to be the beneficial owners of more than 5% of the Company’s common stock, (2) each of the Company’s directors, (3) each of the Company’s named executive officers, and (4) all of the Company’s current directors and executive officers as a group. In computing the number and percentage of shares beneficially owned by each person, we include any shares of common stock that could be acquired within 60 days of April 12, 2024 by the exercise of options or the vesting of restricted stock units. Such shares, however, are not counted in computing the percentage ownership of any other person.
Name and Address of Beneficial Owner*	Amount and Nature of Beneficial Ownership	Percent of Class Beneficially Owned
Brandon Limited Partnership No. 1(1)	11,291,136	1.1%
Brandon Limited Partnership No. 2(2)	58,773,888	5.6%
Hilrod Holdings XV, L.P.	361,356	**%
Hilrod Holdings XVIII, L.P.	438,776	**%
Hilrod Holdings XXIII, L.P.	82,580	**%
Hilrod Holdings XXIV, L.P.	489,124	**%
Hilrod Holdings XXV, L.P.	268,000	**%
The Vanguard Group(3)	63,682,206	6.1%
The Coca-Cola Company(4)	204,243,204	19.6%
BlackRock, Inc.(5)	52,252,934	5.0%
Rodney C. Sacks(6)	75,425.343	7.2%
Hilton H. Schlosberg(7)	76,877,056	7.4%
Mark J. Hall(8)	830,754	**%
Ana Demel(9)	—	**%
James L. Dinkins(10)	7,554	**%
Gary P. Fayard(11)	12,306	**%
Tiffany M. Hall(12)	—	**%
Jeanne P. Jackson(13)	—	**%
Steven G. Pizula(14)	—	**%

Name and Address of Beneficial Owner*	Amount and Nature of Beneficial Ownership	Percent of Class Beneficially Owned
Mark S. Vidergauz(15)	83,244	**%
Guy P. Carling(16)	58,668	**%
Thomas J. Kelly(17)	145,456	**%
Emelie C. Tirre(18)	197,615	**%

Officers and Directors as a group (13 members: 81,933,136 shares or 7.8% in aggregate).
*
Except as noted otherwise, the address for each of the named stockholders is 1 Monster Way, Corona, California 92879.

**
Less than 1%.

(1)
The mailing address of Brandon Limited Partnership No. 1 (“Brandon No. 1”) is 10th Floor, 430 Park Avenue, New York, NY 10022. The general partners of Brandon No. 1 are Rodney C. Sacks and Hilton H. Schlosberg.

(2)
The mailing address of Brandon Limited Partnership No. 2 (“Brandon No. 2”) is 10th Floor, 430 Park Avenue, New York, NY 10022. The general partners of Brandon No. 2 are Rodney C. Sacks and Hilton H. Schlosberg.

(3)
Based on Schedule 13G/A filed February 13, 2024 by The Vanguard Group, based on common shares held on December 29, 2023. The mailing address of this reporting person is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
Based on Schedule 13D/A filed March 20, 2018 by The Coca-Cola Company and European Refreshments, based on common shares held on December 31, 2017 for which they have shared beneficial ownership. The mailing address of The Coca-Cola Company is One Coca-Cola Plaza, Atlanta, GA 30313. The mailing address of European Refreshments is Southgate, Dublin Road, Drogheda, County Meath, Ireland.

(5)
Based on Schedule 13G/A filed October 6, 2023 by BlackRock, Inc., based on common shares held on September 30, 2023. The mailing address of this reporting person is 50 Hudson Yards, New York, NY 10001.

(6)
Includes 465,989 common shares owned by Mr. Sacks; 11,291,136 shares beneficially held by Brandon No. 1 because Mr. Sacks is one of Brandon No. 1’s general partners; 58,773,888 shares beneficially held by Brandon No. 2 because Mr. Sacks is one of Brandon No. 2’s general partners; 361,356 shares beneficially held by Hilrod Holdings XV, L.P. because Mr. Sacks is one of Hilrod Holdings XV’s general partners; 438,776 shares beneficially held by Hilrod Holdings XVIII, L.P. because Mr. Sacks is one of Hilrod Holdings XVIII’s general partners; 82,580 shares beneficially held by Hilrod Holdings XXIII, L.P. because Mr. Sacks is one of Hilrod Holdings XXIII’s general partners; 489,124 shares beneficially held by Hilrod Holdings XXIV, L.P. because Mr. Sacks is one of Hilrod Holdings XXIV’s general partners and 268,000 shares beneficially held by Hilrod Holdings XXV, L.P. because Mr. Sacks is one of Hilrod Holdings XXV’s general partners. Also includes options presently exercisable to purchase 4,428 common shares, exercisable at $22.58 per share, granted pursuant to a stock option agreement dated March 13, 2015 between the Company and Mr. Sacks; options presently exercisable to purchase 630,000 common shares, exercisable at $21.99 per share, granted pursuant to a stock option agreement dated March 14, 2016 between the Company and Mr. Sacks (of which options to purchase 194,514 common shares are currently held by Hilrod Holdings XVIII, L.P. and options to purchase 430,944 common shares are currently held by Hilrod Holdings XXVI, L.P.); options presently exercisable to purchase 611,000 common shares, exercisable at $23.14 per share, granted pursuant to a stock option agreement dated March 14, 2017 between the Company and Mr. Sacks (of which options to purchase 49,926 common shares are currently held by Hilrod Holdings XVIII, L.P., options to purchase 153,742 common shares are currently held by Hilrod Holdings XXIII, L.P. and options to purchase 403,006 common shares are currently held by Hilrod Holdings XXVI, L.P.); options presently exercisable to purchase 528,000 common shares, exercisable at $29.37 per share, granted pursuant to a stock option agreement dated March 14, 2018 between the Company and Mr. Sacks (of which options to purchase 172,596 common shares are currently held by Hilrod Holdings XXIII, L.P. and options to purchase

352,000 common shares are currently held by Hilrod Holdings XXVI, L.P.); options presently exercisable to purchase 583,200 common shares, exercisable at $29.84 per share, granted pursuant to a stock option agreement dated March 14, 2019 between the Company and Mr. Sacks (of which options to purchase 194,400 common shares are currently held by Hilrod Holdings XXIII, L.P. and options to purchase 194,400 common shares are currently held by Hilrod Holdings XXVI, L.P.); options presently exercisable to purchase 382,800 common shares, exercisable at $31.20 per share, granted pursuant to a stock option agreement dated March 13, 2020 between the Company and Mr. Sacks (of which options to purchase 170,132 common shares are currently held by Hilrod Holdings XXIII, L.P.); options presently exercisable to purchase 259,800 common shares, exercisable at $44.47 per share, granted pursuant to a stock option agreement dated March 12, 2021 between the Company and Mr. Sacks; options presently exercisable to purchase 194,266 common shares, exercisable at $36.62 per share, granted pursuant to a stock option agreement dated March 14, 2022 between the Company and Mr. Sacks and options presently exercisable to purchase 61,000 common shares, exercisable at $50.82 per share, granted pursuant to a stock option agreement dated March 14, 2023 between the Company and Mr. Sacks. Mr. Sacks has pledged 100,000 common shares.
Mr. Sacks disclaims beneficial ownership of all shares deemed beneficially owned by him hereunder except (i) 465,989 common shares; (ii) 3,254,494 shares presently exercisable or exercisable within 60 days under the stock option agreements; (iii) 3,614 shares beneficially held by Hilrod Holdings XV, L.P. because Mr. Sacks is one of Hilrod Holdings XV’s general partners; (iv) 4,388 shares beneficially held by Hilrod Holdings XVIII, L.P. because Mr. Sacks is one of Hilrod Holdings XVIII’s general partners; (v) 826 shares beneficially held by Hilrod Holdings XXIII, L.P. because Mr. Sacks is one of Hilrod Holdings XXIII’s general partners; (vi) 4,891 shares beneficially held by Hilrod Holdings XXIV, L.P. because Mr. Sacks is one of Hilrod Holdings XXIV’s general partners and (vii) 2,680 shares beneficially held by Hilrod Holdings XXV, L.P. because Mr. Sacks is one of Hilrod Holdings XXV’s general partners.
(7)
Includes 1,917,702 common shares owned by Mr. Schlosberg; 11,291,136 shares beneficially held by Brandon No. 1 because Mr. Schlosberg is one of Brandon No. 1’s general partners; 58,773,888 shares beneficially held by Brandon No. 2 because Mr. Schlosberg is one of Brandon No. 2’s general partners; 361,356 shares beneficially held by Hilrod Holdings XV, L.P. because Mr. Schlosberg is one of Hilrod Holdings XV’s general partners; 438,776 shares beneficially held by Hilrod Holdings XVIII, L.P. because Mr. Schlosberg is one of Hilrod Holdings XVIII’s general partners; 82,580 shares beneficially held by Hilrod Holdings XXIII, L.P. because Mr. Schlosberg is one of Hilrod Holdings XXIII’s general partners; 489,124 shares beneficially held by Hilrod Holdings XXIV, L.P. because Mr. Schlosberg is one of Hilrod Holdings XXIV’s general partners and 268,000 shares beneficially held by Hilrod Holdings XXV, L.P. because Mr. Schlosberg is one of Hilrod Holdings XXV’s general partners. Also includes options presently exercisable to purchase 4,428 common shares, exercisable at $22.58 per share, granted pursuant to a stock option agreement dated March 13, 2015 between the Company and Mr. Schlosberg; options presently exercisable to purchase 630,000 common shares, exercisable at $21.99 per share, granted pursuant to a stock option agreement dated March 14, 2016 between the Company and Mr. Schlosberg (of which options to purchase 194,514 common shares are currently held by Hilrod Holdings XVIII, L.P. and options to purchase 430,944 common shares are currently held by Hilrod Holdings XXVI, L.P.); options presently exercisable to purchase 611,000 common shares, exercisable at $23.14 per share, granted pursuant to a stock option agreement dated March 14, 2017 between the Company and Mr. Schlosberg (of which options to purchase 49,926 common shares are currently held by Hilrod Holdings XVIII, L.P., options to purchase 153,742 common shares are currently held by Hilrod Holdings XXIII, L.P. and options to purchase 403,006 common shares are currently held by Hilrod Holdings XXVI, L.P.); options presently exercisable to purchase 528,000 common shares, exercisable at $29.37 per share, granted pursuant to a stock option agreement dated March 14, 2018 between the Company and Mr. Schlosberg (of which options to purchase 172,596 common shares are currently held by Hilrod Holdings XXIII, L.P. and options to purchase 352,000 common shares are currently held by Hilrod Holdings XXVI, L.P.); options presently exercisable to purchase 583,200 common shares, exercisable at $29.84 per share, granted pursuant to a stock option agreement dated March 14, 2019 between the Company and Mr. Schlosberg (of which options to purchase 194,400 common shares are currently held by Hilrod Holdings XXIII, L.P. and options to purchase 194,400 common shares are currently held by Hilrod Holdings XXVI, L.P.); options presently exercisable to purchase 382,800 common shares, exercisable at $31.20 per share, granted pursuant to a stock option agreement dated March 13, 2020 between the Company and Mr. Schlosberg (of which options to purchase 170,132 common shares are currently held by Hilrod Holdings XXIII, L.P.); options presently exercisable to purchase 259,800 common shares, exercisable at $44.47 per share, granted pursuant to a stock option agreement dated March 12, 2021 between the Company and Mr. Schlosberg; options presently exercisable to purchase 194,266 common shares, exercisable at $36.62 per share, granted pursuant to a stock option agreement dated March 14, 2022 between the Company and Mr. Schlosberg and options presently exercisable to purchase 61,000 common shares, exercisable at $50.82 per share, granted pursuant to a stock option agreement dated March 14, 2023 between the Company and Mr. Schlosberg. Mr. Schlosberg has pledged 100,000 common shares.
Mr. Schlosberg disclaims beneficial ownership of all shares deemed beneficially owned by him hereunder except (i) 1,917,702 common shares; (ii) 3,254,494 shares presently exercisable or exercisable within 60 days under the stock option agreements; (iii) 3,614 shares beneficially held by Hilrod Holdings XV, L.P. because Mr. Schlosberg is one of Hilrod Holdings XV’s general partners; (iv) 4,388 shares beneficially held by Hilrod Holdings XVIII, L.P. because Mr. Schlosberg is one of Hilrod Holdings XVIII’s general partners; (v) 826 shares beneficially held by Hilrod Holdings XXIII, L.P. because Mr. Schlosberg is one of Hilrod Holdings XXIII’s general partners; (vi) 4,891 shares beneficially held by Hilrod Holdings XXIV, L.P. because Mr. Schlosberg is one of Hilrod Holdings XXIV’s general partners and (vii) 2,680 shares beneficially held by Hilrod Holdings XXV, L.P. because Mr. Schlosberg is one of Hilrod Holdings XXV’s general partners.
(8)
Includes 782,754 shares beneficially held by the MJCF Hall Family Trust as Mr. Hall and his spouse are trustees and beneficiaries of the MJCF Hall Family Trust; options presently exercisable to purchase 15,000 common shares, exercisable at $29.84 per share, granted pursuant to a stock option agreement dated March 14, 2019 between the Company and Mr. Hall; options presently exercisable to purchase 10,000 common shares, exercisable at $31.20 per share, granted pursuant to a stock option agreement dated March 13, 2020 between the Company and Mr. Hall; options presently exercisable to purchase 8,000 common shares, exercisable at $44.47 per share, granted pursuant to a stock option agreement dated March 12, 2021 between the Company and Mr. Hall; options presently exercisable to purchase 9,000 common shares, exercisable at $36.62 per share, granted pursuant to a stock option agreement dated March 14, 2022 between the Company and Mr. Hall and options presently exercisable to purchase 6,000 common shares, exercisable at $50.82 per share, granted pursuant to a stock option agreement dated March 14, 2023 between the Company and Mr. Hall.

(9)
Does not include 7,659 deferred stock units which are settled (other than fractional units) in stock and 2,932 unvested restricted stock units.

(10)
Does not include 2,932 unvested restricted stock units.

(11)
Does not include 44,439 deferred stock units which are settled (other than fractional units) in stock and 2,932 unvested restricted stock units.

(12)
Does not include 5,875 deferred stock units which are settled (other than fractional units) in stock and 2,932 unvested restricted stock units.

(13)
Does not include 25,592 deferred stock units which are settled (other than fractional units) in stock and 2,932 unvested restricted stock units.

(14)
Does not include 17,276 deferred stock units which are settled (other than fractional units) in stock and 2,932 unvested restricted stock units.

(15)
Does not include 2,932 unvested restricted stock units.

(16)
Includes 14,096 common shares owned by Mr. Carling; options presently exercisable to purchase 6 common shares, exercisable at $25.75 per share, granted pursuant to a stock option agreement dated June 1, 2018 between the Company and Mr. Carling; options presently exercisable to purchase 15,000 common shares, exercisable at $29.84 per share, granted pursuant to a stock option agreement dated March 14, 2019 between the Company and Mr. Carling; options presently exercisable to purchase 10,000 common shares, exercisable at $31.20 per share, granted pursuant to a stock option agreement dated March 13, 2020 between the Company and Mr. Carling; options presently exercisable to purchase 4,000 common shares, exercisable at $44.47 per share, granted pursuant to a stock option agreement dated March 12, 2021 between the Company and Mr. Carling; options presently exercisable to purchase

6,900 common shares, exercisable at $36.62 per share, granted pursuant to a stock option agreement dated March 14, 2022 between the Company and Mr. Carling; options presently exercisable to purchase 2,000 common shares, exercisable at $50.82 per share, granted pursuant to a stock option agreement dated March 14, 2023 between the Company and Mr. Carling and options presently exercisable to purchase 6,666 common shares, exercisable at $50.82 per share, granted pursuant to a stock option agreement dated March 14, 2023 between the Company and Mr. Carling.
(17)
Includes 65,678 common shares owned by Mr. Kelly; options presently exercisable to purchase 4,428 common shares, exercisable at $22.58 per share, granted pursuant to a stock option agreement dated March 13, 2015 between the Company and Mr. Kelly; options presently exercisable to purchase 4,542 common shares, exercisable at $21.99 per share, granted pursuant to a stock option agreement dated March 14, 2016 between the Company and Mr. Kelly; options presently exercisable to purchase 4 common shares, exercisable at $21.82 per share, granted pursuant to a stock option agreement dated December 1, 2016 between the Company and Mr. Kelly; options presently exercisable to purchase 6,808 common shares, exercisable at $29.37 per share, granted pursuant to a stock option agreement dated March 14, 2018 between the Company and Mr. Kelly; options presently exercisable to purchase 10,000 common shares, exercisable at $29.84 per share, granted pursuant to a stock option agreement dated March 14, 2019 between the Company and Mr. Kelly; options presently exercisable to purchase 24,000 common shares, exercisable at $31.20 per share, granted pursuant to a stock option agreement dated March 13, 2020 between the Company and Mr. Kelly; options presently exercisable to purchase 10,000 common shares, exercisable at $44.47 per share, granted pursuant to a stock option agreement dated March 12, 2021 between the Company and Mr. Kelly; options presently exercisable to purchase 13,332 common shares, exercisable at $36.62 per share, granted pursuant to a stock option agreement dated March 14, 2022 between the Company and Mr. Kelly; options presently exercisable to purchase 3,332 common shares, exercisable at $50.82 per share, granted pursuant to a stock option agreement dated March 14, 2023 between the Company and Mr. Kelly and options presently exercisable to purchase 3,332 common shares, exercisable at $50.82 per share, granted pursuant to a stock option agreement dated March 14, 2023 between the Company and Mr. Kelly.

(18)
Includes 73,783 common shares owned by Ms. Tirre; options presently exercisable to purchase 16,666 common shares, exercisable at $25.75 per share, granted pursuant to a stock option agreement dated June 1, 2018 between the Company and Ms. Tirre; options presently exercisable to purchase 50,000 common shares, exercisable at $29.84 per share, granted pursuant to a stock option agreement dated March 14, 2019 between the Company and Ms. Tirre; options presently exercisable to purchase 28,000 common shares, exercisable at $31.20 per share, granted pursuant to a stock option agreement dated March 13, 2020 between the Company and Ms. Tirre; options presently exercisable to purchase 9,000 common shares, exercisable at $44.47 per share, granted pursuant to a stock option agreement dated March 12, 2021 between the Company and Ms. Tirre; options presently exercisable to purchase 11,500 common shares, exercisable at $36.62 per share, granted pursuant to a stock option agreement dated March 14, 2022 between the Company and Ms. Tirre; options presently exercisable to purchase 2,000 common shares, exercisable at $50.82 per share, granted pursuant to a stock option agreement dated March 14, 2023 between the Company and Ms. Tirre and options presently exercisable to purchase 6,666 common shares, exercisable at $50.82 per share, granted pursuant to a stock option agreement dated March 14, 2023 between the Company and Ms. Tirre.

Recent Securities Transactions.   Based on our records and information provided to us by our affiliates, directors and executive officers, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, have effected any transactions in our common stock during the 60 days before the date of this offer, except as otherwise set forth in this Offer to Purchase and except for the following transactions:
Date of Transaction	Reporting Person	Number of Shares	Price per Share	Nature of Transaction
03/12/2024	Hilton Schlosberg(1)	25,268	N/A	Vesting of restricted stock units (“RSUs”)
03/12/2024	Hilton Schlosberg(1)	12,806	$59.82	Withholding of shares to satisfy tax liability in connection with vesting of RSUs
03/12/2024	Rodney Sacks(1)	25,268	N/A	Vesting of RSUs
03/12/2024	Rodney Sacks(1)	12,806	$59.82	Withholding of shares to satisfy tax liability in connection with vesting of RSUs
03/12/2024	Thomas Kelly(1)	934	N/A	Vesting of RSUs
03/12/2024	Thomas Kelly(1)	474	$59.82	Withholding of shares to satisfy tax liability in connection with vesting of RSUs
03/12/2024	Emelie Tirre(1)	1,120	N/A	Vesting of RSUs
03/12/2024	Emelie Tirre(1)	568	$59.82	Withholding of shares to satisfy tax liability in connection with vesting of RSUs
03/12/2024	Guy Carling(1)	1,120	N/A	Vesting of RSUs
03/12/2024	Guy Carling(1)	538	$59.82	Withholding of shares to satisfy tax liability in connection with vesting of RSUs
03/13/2024	Hilton Schlosberg(1)	240,125	$0	Transfer to trusts with an independent trustee towards the satisfaction of loans
03/13/2024	Hilton Schlosberg(1)	62,331	$0	Reflects the sum of shares received upon distribution of shares by Hilrod Holdings IV, L.P., Hilrod Holdings V, L.P., Hilrod Holdings VI, L.P., Hilrod Holdings VIII, L.P., Hilrod Holdings IX, L.P., Hilrod Holdings XVI, L.P., Hilrod Holdings XIX, L.P., Hilrod Holdings XX, L.P., and Hilrod Holdings XXI, L.P. in respect of Mr. Schlosberg’s general partnership interest
03/13/2024	Hilton Schlosberg(1)	673	$0	Reflects a gift of shares of common stock
03/13/2024	Hilton Schlosberg(1)	252	$0	Reflects a gift of shares of common stock
03/13/2024	Hilton Schlosberg(1)	4,918,786	$0	Reflects the sum of shares distributed by Hilrod Holdings IV, L.P., Hilrod Holdings V, L.P., Hilrod Holdings VI, L.P., Hilrod Holdings VIII, L.P., Hilrod Holdings IX, L.P., Hilrod Holdings XVI, L.P., Hilrod Holdings XIX, L.P., Hilrod Holdings XX, L.P., and Hilrod Holdings XXI, L.P. to their general and limited partners based upon their partnership percentages
03/13/2024	Rodney Sacks(1)	672,307	$0	Transfer to trusts with an independent trustee towards the satisfaction of loans
03/13/2024	Rodney Sacks(1)	62,331	$0	Reflects the sum of shares received upon distribution of shares by Hilrod Holdings IV, L.P., Hilrod Holdings V, L.P., Hilrod Holdings VI, L.P., Hilrod Holdings VIII, L.P., Hilrod Holdings IX, L.P., Hilrod Holdings XVI, L.P., Hilrod Holdings XIX, L.P., Hilrod Holdings XX, L.P., and Hilrod Holdings XXI, L.P. in respect of Mr. Sacks’ general partnership interest

Date of Transaction	Reporting Person	Number of Shares	Price per Share	Nature of Transaction
03/13/2024	Rodney Sacks(1)	4,918,786	$0	Reflects the sum of shares distributed by Hilrod Holdings IV, L.P., Hilrod Holdings V, L.P., Hilrod Holdings VI, L.P., Hilrod Holdings VIII, L.P., Hilrod Holdings IX, L.P., Hilrod Holdings XVI, L.P., Hilrod Holdings XIX, L.P., Hilrod Holdings XX, L.P., and Hilrod Holdings XXI, L.P. to their general and limited partners based upon their partnership percentages
03/13/2024	Mark Hall(1)	3,500	N/A	Vesting of RSUs
03/13/2024	Mark Hall(1)	1,500	$60.85	Withholding of shares to satisfy tax liability in connection with vesting of RSUs
03/13/2024	Emelie Tirre(1)	3,500	N/A	Vesting of RSUs
03/13/2024	Emelie Tirre(1)	1,774	$60.85	Withholding of shares to satisfy tax liability in connection with vesting of RSUs
03/13/2024	Guy Carling(1)	3,500	N/A	Vesting of RSUs
03/13/2024	Guy Carling(1)	1,680	$60.85	Withholding of shares to satisfy tax liability in connection with vesting of RSUs
03/14/2024	Hilton Schlosberg(1)	30,734	N/A	Vesting of RSUs
03/14/2024	Hilton Schlosberg(1)	22,532	N/A	Vesting of RSUs
03/14/2024	Hilton Schlosberg(1)	198,858	$0	Received upon the achievement of the vesting criteria applicable to performance share units (“PSUs”)
03/14/2024	Hilton Schlosberg(1)	127,778	$60.30	Withholding of shares to satisfy tax liability in connection with vesting of RSUs and PSUs
03/14/2024	Hilton Schlosberg(1)	153,500	N/A	Grant of employee stock options
03/14/2024	Hilton Schlosberg(1)	58,000	N/A	Grant of RSUs
03/14/2024	Rodney Sacks(1)	30,734	N/A	Vesting of RSUs
03/14/2024	Rodney Sacks(1)	22,532	N/A	Vesting of RSUs
03/14/2024	Rodney Sacks(1)	198,858	$0	Received upon the achievement of the vesting criteria applicable to PSUs
03/14/2024	Rodney Sacks(1)	127,778	$60.30	Withholding of shares to satisfy tax liability in connection with vesting of RSUs and PSUs
03/14/2024	Rodney Sacks(1)	153,500	N/A	Grant of employee stock options
03/14/2024	Rodney Sacks(1)	58,000	N/A	Grant of RSUs
03/14/2024	Mark Hall(1)	5,100	N/A	Vesting of RSUs
03/14/2024	Mark Hall(1)	2,186	$60.30	Withholding of shares to satisfy tax liability in connection with vesting of RSUs
03/14/2024	Mark Hall(1)	60,000	N/A	Grant of employee stock options
03/14/2024	Thomas Kelly(1)	1,132	N/A	Vesting of RSUs
03/14/2024	Thomas Kelly(1)	2,000	N/A	Vesting of RSUs
03/14/2024	Thomas Kelly(1)	7,336	$0	Received upon the achievement of the vesting criteria applicable to PSUs
03/14/2024	Thomas Kelly(1)	5,306	$60.30	Withholding of shares to satisfy tax liability in connection with vesting of RSUs and PSUs
03/14/2024	Thomas Kelly(1)	9,000	N/A	Grant of employee stock options
03/14/2024	Thomas Kelly(1)	3,000	N/A	Grant of RSUs
03/14/2024	Emelie Tirre(1)	5,100	N/A	Vesting of RSUs
03/14/2024	Emelie Tirre(1)	2,040	N/A	Vesting of RSUs

Date of Transaction	Reporting Person	Number of Shares	Price per Share	Nature of Transaction
03/14/2024	Emelie Tirre(1)	680	N/A	Vesting of RSUs
03/14/2024	Emelie Tirre(1)	14,672	$0	Received upon the achievement of the vesting criteria applicable to PSUs
03/14/2024	Emelie Tirre(1)	11,400	$60.30	Withholding of shares to satisfy tax liability in connection with vesting of RSUs and PSUs
03/14/2024	Emelie Tirre(1)	18,000	N/A	Grant of employee stock options
03/14/2024	Emelie Tirre(1)	6,000	N/A	Grant of RSUs
03/14/2024	Guy Carling(1)	5,100	N/A	Vesting of RSUs
03/14/2024	Guy Carling(1)	2,040	N/A	Vesting of RSUs
03/14/2024	Guy Carling(1)	680	N/A	Vesting of RSUs
03/14/2024	Guy Carling(1)	14,672	N/A	Received upon the achievement of the vesting criteria applicable to PSUs
03/14/2024	Guy Carling(1)	10,798	$60.30	Withholding of shares to satisfy tax liability in connection with vesting of RSUs and PSUs
03/14/2024	Guy Carling(1)	18,000	N/A	Grant of employee stock options
03/14/2024	Guy Carling(1)	6,000	N/A	Grant of RSUs
04/05/2024	Ana Demel(2)	380	$55.90	Deferred stock units (“DSUs”) credited under the Monster Beverage Corporation Deferred Compensation Plan for Non-Employee Directors
04/05/2024	Gary Fayard(2)	492	$55.90	DSUs credited under the Monster Beverage Corporation Deferred Compensation Plan for Non-Employee Directors
04/05/2024	Tiffany Hall(2)	190	$55.90	DSUs credited under the Monster Beverage Corporation Deferred Compensation Plan for Non-Employee Directors
04/05/2024	Jeanne Jackson(2)	414	$55.90	DSUs credited under the Monster Beverage Corporation Deferred Compensation Plan for Non-Employee Directors

(1)
As reported on a Form 4 filed with the SEC on March 14, 2024.

(2)
As reported on a Form 4 filed with the SEC on April 9, 2024.

Stock Repurchase Programs.   On November 2, 2022, the Company’s Board of Directors authorized a share repurchase program for the purchase of up to $500.0 million of the Company’s outstanding common stock (the “November 2022 Repurchase Plan”). During the three months ended March 31, 2024, the Company purchased approximately 1.8 million shares of common stock at an average purchase price of $54.96 per share, for a total amount of approximately $97.2 million (excluding broker commissions), under the November 2022 Repurchase Plan. As of May 7, 2024, $142.4 million remained available for repurchase under the November 2022 Repurchase Plan. On November 7, 2023, the Company’s Board of Directors authorized a share repurchase program for the purchase of up to an additional $500.0 million of the Company’s outstanding common stock (the “November 2023 Repurchase Plan”). As of May 7, 2024, $500.0 million remained available for repurchase under the November 2023 Repurchase Plan.
The aggregate amount of the Company’s outstanding common stock that remains available for repurchase under all previously authorized repurchase plans was $642.4 million as of May 7, 2024.
During the three months ended March 31, 2024, 0.4 million shares of common stock were purchased from employees in lieu of cash payments for options exercised or withholding taxes due for a total amount of $23.0 million. While such purchases are considered common stock repurchases, they are not counted as purchases against the Company’s authorized share repurchase programs. Such shares are included in common stock in treasury in the accompanying consolidated balance sheet at March 31, 2024.
The Offer is being made outside of the Company’s existing stock repurchase programs.

10b5-1 and 10b-18 Plans.   Our executive officers may enter into customary 10b5-1 plans with brokers from time to time, pursuant to which they may execute purchases or sales of shares of our common stock. In addition, as part of our November 2022 Repurchase Plan and our November 2023 Repurchase Plan, we may enter into 10b5-1 and 10b-18 plans with brokers from time to time, pursuant to which we may repurchase shares of our common stock.
Equity Plans.   The Monster Beverage Corporation 2020 Omnibus Incentive Plan (the “2020 Omnibus Incentive Plan”), which includes the Monster Beverage Corporation Deferred Compensation Plan as a sub plan thereunder, provides for the granting of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other share-based awards up to an aggregate of 92,338,734 shares of the Company’s common stock to employees or consultants of the Company and its subsidiaries. The 2020 Omnibus Incentive Plan replaced the Monster Beverage Corporation 2011 Omnibus Incentive Plan (the “2011 Omnibus Incentive Plan”).
Shares authorized under the 2020 Omnibus Incentive Plan are reduced by one share for options or stock appreciation rights granted under the 2020 Omnibus Incentive Plan and for any grants after December 31, 2019 under the 2011 Omnibus Incentive Plan, and by 2.6 shares for each share granted or issued with respect to a Full Value Award under either the 2020 Omnibus Incentive Plan or for any shares granted after December 31, 2019 under the 2011 Omnibus Incentive Plan. A “Full Value Award” is an award other than an incentive stock option, a non-qualified stock option, or a stock appreciation right, which is settled by the issuance of shares. Options granted under the 2020 Omnibus Incentive Plan may be incentive stock options under Section 422 of the Code or non-qualified stock options.
The Compensation Committee of the Board of Directors (the “Compensation Committee”) has sole and exclusive authority to grant stock awards to all employees who are not new hires and to all new hires who are subject to Section 16 of the Exchange Act (“Section 16”). The Compensation Committee and the Executive Committee of the Board of Directors (the “Executive Committee”) each independently has the authority to grant stock awards to new hires and employees receiving a promotion, in each case, who are not Section 16 employees. Awards granted by the Executive Committee are not subject to approval or ratification by the Board or the Compensation Committee. Options granted under the 2020 Omnibus Incentive Plan generally vest over a three- to five-year period from the grant date and are generally exercisable up to 10 years after the grant date. Restricted stock units granted under the 2020 Omnibus Incentive Plan generally vest over a three- or five-year period from the grant date. Performance share units will generally vest based on an award recipient’s continuous employment through a cumulative three-year performance period and the achievement of financial performance goals specified for the applicable award during such performance period.
In 2016, the Company adopted the Deferred Compensation Plan (as a sub plan to the 2011 Omnibus Incentive Plan), pursuant to which eligible employees may elect to defer cash and/or equity based compensation and to receive the deferred amounts, together with an investment return (positive or negative), either at a pre-determined time in the future or upon termination of their employment with the Company or its subsidiaries or affiliates that are participating employers under the Deferred Compensation Plan, as provided under the Deferred Compensation Plan and in relevant deferral elections. Deferrals under the Deferred Compensation Plan are unfunded and unsecured.
Outside Directors Equity Compensation Plans.   The Monster Beverage Corporation 2017 Compensation Plan for Non-Employee Directors (the “2017 Directors Plan”), which includes the Monster Beverage Corporation Deferred Compensation Plan for Non-Employee Directors as a sub plan thereunder, permits the granting of stock options, stock appreciation rights, restricted shares or restricted stock units, deferred awards, dividend equivalents, and other share based awards up to an aggregate of 2,500,000 shares of common stock of the Company to non-employee directors of the Company. The Company adopted the 2017 Directors Plan as a successor plan to the 2009 Monster Beverage Corporation Stock Incentive Plan for Non-Employee Directors.
Each calendar year, a non-employee director will receive an annual retainer and annual equity award, as provided for in the 2017 Directors Plan, which may be modified from time to time. Currently, non-employee directors receive an annual equity retainer of approximately $175,000 in the form of restricted stock units at each annual meeting of the Company’s stockholders or promptly thereafter. A non-employee director’s annual award of restricted stock units will generally vest on the earliest to occur of: (1) the last business day immediately preceding the annual meeting of the Company’s stockholders in the calendar year following the calendar year in which the grant date occurs, (2) a Change of Control (as defined in the 2017 Directors Plan), (3) the non-employee director’s death, or (4) the date of the non-employee director’s separation from service due to disability, so long as the non-employee director remains a non-employee director through such date. The Board of Directors may in its discretion award non-employee directors stock options, stock appreciation rights, restricted stock and other share-based awards in lieu of or in addition to restricted stock units. The Board of Directors may amend or terminate the 2017 Directors Plan at any time, subject to certain limitations set forth in the 2017 Directors Plan.
In 2017, the Company adopted the Deferred Compensation Plan for Non-Employee Directors (as a sub plan to the 2017 Directors Plan), pursuant to which the Board of Directors may permit non-employee directors to elect, at such times and in accordance with rules and procedures (or sub-plan) adopted by the Board of Directors (which are intended to comply with Section 409A of the Code, as applicable), to receive all or any portion of such non-employee director’s compensation, whether payable in cash or in equity, on a deferred basis. Deferrals under the Deferred Compensation Plan for Non-Employee Directors are unfunded and unsecured. The 2017 Directors Plan is administered by the Board of Directors. Each award granted under the 2017 Directors Plan will be evidenced by a written agreement and will contain the terms and conditions that the Board of Directors deems appropriate.
Equity Compensation Agreements.   From time to time, the Company enters into equity compensation agreements with certain executive officers which provide for the terms and conditions governing the grant of stock option awards, restricted stock unit awards and performance share unit awards under the 2020 Omnibus Incentive Plan.
12.
Effects of the Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of shares of our common stock pursuant to the Offer will reduce the number of shares of our common stock that might otherwise be traded publicly and is likely to reduce the number of our shareholders.
We believe that there will be a sufficient number of shares of our common stock outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of the NASDAQ, our purchase of shares under the Offer will not cause the remaining outstanding shares to be delisted from the NASDAQ. The Offer is conditioned upon, among other things, our determination that the consummation of the Offer and the purchase of shares pursuant to the Offer will not cause our shares to be delisted from the NASDAQ. See Section 7.
Our shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under the Offer, our shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.
Our common stock is registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. Our purchase of shares pursuant to the terms of the Offer will not result in our common stock becoming eligible for deregistration under the Exchange Act.
It is a condition of our obligation to purchase shares pursuant to the Offer that, as a result of the consummation of the Offer, there not be a reasonable likelihood that our common stock will be eligible for deregistration under the Exchange Act. See Section 7.
13.
Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares as contemplated by the Offer.

Our obligation to accept for payment and pay for shares under the Offer is subject to various conditions, including the Financing Condition. See Section 7.
14.
Certain Material United States Federal Income Tax Consequences

The following discussion is a summary of certain material United States federal income tax consequences to our shareholders of an exchange of shares for cash pursuant to the Offer. Shareholders who do not participate in the Offer will not incur any United States federal income tax as a result of the exchange of shares for cash by other shareholders pursuant to the Offer. This discussion is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a particular shareholder in light of the shareholder’s particular circumstances, or to certain types of shareholders subject to special treatment under United States federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, “S” corporations, United States Holders, as defined below, whose “functional currency” is not the United States dollar, partnerships or other entities treated as partnerships or pass-through entities for United States federal income tax purposes (or their investors or beneficiaries), controlled foreign corporations, passive foreign investment companies, persons holding shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, banks or other financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, certain expatriates or former long-term residents of the United States, personal holding companies, or employees, former employees or other persons who acquired their shares as compensation or pursuant to employee stock options or employee benefit plans). In addition, the discussion does not consider the effect of the Medicare tax on net investment income, any alternative minimum taxes or foreign, state, local or other tax laws, or any United States tax considerations (e.g., estate or gift tax) other than United States federal income tax considerations that may be applicable to particular shareholders. Further, this summary assumes that shareholders hold their shares as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Code.
This summary is based on the Code and applicable United States Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.
This discussion is not binding on the IRS, and we have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning tax consequences of the sale of shares to us pursuant to the Offer or that any such position would not be sustained.
As used herein, a “United States Holder” means a beneficial owner of shares that is (1) an individual who is a citizen or resident of the United States for United States federal income tax purposes, (2) a corporation (or other entity taxed as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust if (a) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) it has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. As used herein, a “Non-United States Holder” means a beneficial owner of shares that is neither a United States Holder nor a partnership or other entity classified as a partnership for United States federal income tax purposes. If a partnership or other entity treated as a partnership for United States federal income tax purposes holds shares, the tax treatment of a partner or other owner of the partnership or other entity generally will depend upon the status of such person and the activities of the partnership or other entity. Any such partnership or entity holding shares, and partners or owners in such partnership or other entity, should consult their own tax advisors about the United States federal income tax consequences of an exchange of shares for cash pursuant to the Offer.
Each shareholder is advised to consult its own tax advisor to determine the United States federal, state, local, foreign and other tax consequences to it of the Offer.

Consequences to United States Holders.
Characterization of the Purchase.   An exchange of shares for cash pursuant to the Offer generally will be treated as either a taxable sale or exchange or as a taxable distribution with respect to such shares.
A United States Holder’s exchange of shares for cash pursuant to the Offer will be treated as a sale or exchange of the shares for United States federal income tax purposes pursuant to Section 302 of the Code if the exchange (1) results in a “complete termination” of the United States Holder’s equity interest in us, (2) is a “substantially disproportionate” redemption with respect to the United States Holder, or (3) is “not essentially equivalent to a dividend” with respect to the United States Holder.
In determining whether any of these tests have been met, a United States Holder must take into account not only the stock that the United States Holder actually owns, but also the stock that it constructively owns within the meaning of Section 318 of the Code (as modified by Section 302(c) of the Code). Under these constructive ownership rules, a United States Holder generally will be considered to own those shares of stock owned, directly or indirectly, by certain members of the United States Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the United States Holder has an equity interest, as well as shares of stock the United States Holder has an option to purchase. United States Holders should consult their own tax advisors with respect to the operation of these complex constructive ownership rules.
The purchase of a United States Holder’s shares by us in the Offer will result in a “complete termination” of the United States Holder’s equity interest in us if either (1) all of the shares of stock in us actually and constructively owned by the United States Holder are exchanged for cash pursuant to the Offer or (2) all of the shares of stock in us actually owned by the United States Holder are exchanged for cash pursuant to the Offer and the United States Holder is eligible to waive, and effectively waives, the attribution of all shares of stock in us constructively owned by the United States Holder in accordance with the procedures described in Section 302(c)(2) of the Code. United States Holders wishing to satisfy the “complete termination” test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their own tax advisors concerning the mechanics and desirability of such a waiver.
The purchase of a United States Holder’s shares by us in the Offer will result in a “substantially disproportionate” redemption with respect to the United States Holder if, among other things, the percentage of the outstanding common stock in us actually and constructively owned by the United States Holder immediately after the purchase (treating all shares purchased by us pursuant to the Offer as not outstanding) is less than 80% of the percentage of the outstanding common shares of stock in us actually and constructively owned by the United States Holder immediately before the purchase (treating all shares purchased by us pursuant to the Offer as outstanding) and immediately following the purchase the United States Holder actually and constructively owns less than 50% of the total combined voting power of all voting classes of our stock. United States Holders should consult their own tax advisors concerning the application of the “substantially disproportionate” test to their particular circumstances.
The purchase of a United States Holder’s shares by us in the Offer generally will be treated as “not essentially equivalent to a dividend” if it results in a meaningful reduction of the United States Holder’s proportionate interest in us. Whether a United States Holder meets this test depends on the United States Holder’s particular facts and circumstances. The IRS has indicated that even a small reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs may constitute a “meaningful reduction.” United States Holders should consult their own tax advisors as to the application of this test to their particular circumstances.
Each shareholder should be aware that because proration may occur in the Offer, even if all the shares of stock in us actually and constructively owned by a shareholder are tendered pursuant to the Offer, less than all of the shares tendered may be purchased by us unless the tendering shareholder has made a conditional tender. See Section 6. Thus, proration may affect whether the exchange of shares by a United States Holder pursuant to the Offer will meet any of the three tests under Section 302 of the Code described above. Contemporaneous dispositions or acquisitions of shares by a United States Holder or related individuals or entities may also be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302 of the Code have been satisfied.
Due to the factual nature of these tests, United States Holders should consult their tax advisors to determine whether the purchase of their shares in the Offer qualifies for sale or exchange treatment in their particular circumstances.
Sale or Exchange Treatment.   If the receipt of cash by a United States Holder in exchange for shares pursuant to the Offer is treated as a sale or exchange (as described above) of such shares pursuant to Section 302 of the Code, the United States Holder will recognize capital gain or loss equal to the difference between (1) the amount of cash received by the United States Holder for such shares and (2) the United States Holder’s “adjusted tax basis” for such shares at the time of the sale. Generally, a United States Holder’s adjusted tax basis for the shares will be equal to the cost of the shares to the United States Holder, decreased (but not below zero) by the amount of any previous distributions with respect to such shares treated as a tax-free return of capital. This gain or loss will be characterized as long-term capital gain or loss if the United States Holder’s holding period for the shares that were sold exceeds one year as of the date we are treated as purchasing the shares in the Offer for United States federal income tax purposes. A United States Holder that is an individual, trust or estate is generally eligible for a reduced rate of United States federal income tax on long-term capital gain. A United States Holder’s ability to deduct capital losses may be limited. Generally, gain or loss must be determined separately for each block of shares (generally, shares acquired by a United States Holder at the same cost in a single transaction) we purchase in the Offer. A United States Holder may be able to designate, generally through its broker, which blocks of shares of our stock it wishes to tender if less than all of its shares are tendered, and the order in which different blocks will be purchased by us in the event of proration under the Offer. United States Holders should consult their own tax advisors concerning the mechanics and desirability of such a designation.
Distribution Treatment.   If a United States Holder’s exchange of shares for cash pursuant to the Offer does not meet one of the tests under Section 302 of the Code described above, then the full amount of cash received by the United States Holder with respect to our purchase of shares under the Offer will be treated as a distribution to the United States Holder with respect to the United States Holder’s shares and will be treated as ordinary dividend income to the United States Holder to the extent of such United States Holder’s ratable share of our current or accumulated earnings and profits as determined under United States federal income tax principles. Provided certain holding period requirements and other conditions are satisfied, non-corporate United States Holders may be eligible for preferential rates on dividend income. To the extent that amounts received pursuant to the Offer that are treated as distributions exceed our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the United States Holder’s adjusted tax basis in its shares. Any amount remaining after the United States Holder’s adjusted tax basis has been reduced to zero will be taxable to the United States Holder as capital gain realized on the sale or exchange of such shares (as described above). The redeemed shareholder’s basis in the redeemed shares (after any reduction as noted above) should be allocated to other shares of stock in us held by the redeemed shareholder. A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Generally, an “extraordinary dividend” is a dividend with respect to a share that is equal to or in excess of 10% of a shareholder’s adjusted tax basis (or fair market value upon the shareholder’s valid election) in such share. In addition, extraordinary dividends include dividends received within a one year period that, in the aggregate, exceed 20% of the shareholder’s adjusted tax basis (or fair market value upon the shareholder’s valid election). Corporate shareholders should consult their own tax advisors regarding the United States federal tax consequences of the Offer in relation to their particular facts and circumstances.
United States Federal Backup Withholding.   See Section 3 for information regarding the United States federal backup withholding requirements.
Consequences to Non-United States Holders.
Sale or Exchange Treatment.   Subject to the discussions below regarding distribution treatment and FATCA, gain realized by a Non-United States Holder on an exchange of shares for cash pursuant to the Offer generally will not be subject to United States federal income tax if the exchange is treated as a sale or exchange pursuant to the tests of Section 302 of the Code described above under “Consequences to United States Holders — Characterization of the Purchase” unless (1) such gain is effectively connected with the conduct by such Non-United States Holder of a trade or business within the United States (and, if required by an applicable income tax treaty , the gain is attributable to a United States permanent establishment or fixed base maintained by such Non-United States Holder), (2) in the case of gain realized by a Non-United States Holder that is an individual, such Non-United States Holder is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, or (3) our shares that are exchanged constitute a “United States real property interest” with respect to the Non-United States Holder.
A Non-United States Holder described in clause (1) above will be subject to United States federal income tax on a net income basis at applicable United States federal income tax rates in much the same manner as if such Non-United States Holder was a resident of the United States, and in the case of a corporate Non-United States Holder, such Non-United States Holder may be subject to an additional branch profits tax at a 30% rate (or a lower rate specified in an applicable income tax treaty), subject to certain adjustments. An individual described in clause (2) above will be taxed at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on his or her gain, which may be offset by certain United States source capital losses of such Non-United States Holder provided that such Non-United States Holder has timely filed United States federal income tax returns with respect to such losses.
Our shares will constitute a United States real property interest with respect to a Non-United States Holder if (1) we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of (a) the period during which the Non-United States Holder held such shares or (b) the five-year period ending on the date the Non-United States Holder exchanges such shares pursuant to the Offer and (2) the Non-United States Holder actually or constructively owns or has owned (at any time during the shorter of such periods) more than 5% of our shares. We do not believe that we have been a United States real property holding corporation at any time during the five-year period preceding the sale of shares pursuant to the Offer.
Distribution Treatment.   If a Non-United States Holder’s exchange of shares for cash pursuant to the Offer does not satisfy any of the Section 302 tests described above under “Consequences to United States Holders — Characterization of the Purchase,” the full amount received by the Non-United States Holder with respect to our purchase of shares pursuant to the Offer will be treated as a distribution to the Non-United States Holder with respect to the Non-United States Holder’s shares, rather than as an amount received in a sale or exchange of such shares. Because satisfaction of the Section 302 tests is dependent on matters of fact which may be unique as to each shareholder, the Depositary or other applicable withholding agent will likely presume, for withholding purposes, that all amounts paid to Non-United States Holders in exchange for their shares are distributions. The treatment, for United States federal income tax purposes, of any amounts treated as a distribution as a dividend, a tax-free return of capital or a capital gain from the sale of shares, and the reallocation of the basis of the redeemed shares, will be determined in the manner described above (see “Consequences to United States Holders — Distribution Treatment”). However, the Depositary or other withholding agent generally will treat distributions received by a Non-United States Holder with respect to our purchase of shares under the Offer as dividends and not as tax-free returns of capital or capital gains distributions. Therefore, subject to the discussion below regarding FATCA, even if a Non-United States Holder delivers to the Depositary or other applicable withholding agent, an appropriate IRS Form W-8 or other applicable form to avoid backup withholding, such dividends generally will be subject to withholding of United States federal income tax at the rate of 30% unless (1) the Depositary or other withholding agent determines that a reduced rate of withholding is available under an applicable income tax treaty or (2) an exemption from withholding is applicable because the dividends are effectively connected with the Non-United States Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the dividends are attributable to a United States permanent establishment or fixed base maintained by such Non-United States Holder), and, in either case, the Non-United States Holder satisfies the applicable certification and disclosure requirements by providing a properly completed and executed appropriate IRS Form W-8. See Section 3. Non-United States Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A Non-United States Holder may be eligible to obtain a refund from the IRS of all or a portion of any amount withheld if (1) the Non-United States Holder meets one of the tests of Section 302 of the Code described above under “Consequences to United States Holders — Characterization of the Purchase” that would characterize the transaction as a sale or exchange (as opposed to a distribution) or (2) the Non-United States Holder is otherwise able to establish that no tax or a reduced amount of tax is due (for example, because the Non-United States Holder was entitled to a reduced rate of withholding pursuant to an applicable income tax treaty and a higher withholding rate was applied).
Amounts treated as dividends that are effectively connected with a Non-United States Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment or fixed base maintained by such Non-United States Holder) are generally taxed on a net income basis at applicable United States federal income tax rates in the manner applicable to United States Holders, as described above. In such cases, the Non-United States Holder will not be subject to withholding so long as such Non-United States Holder complies with applicable certification and disclosure requirements (generally, by providing a properly completed and executed IRS Form W-8ECI before the payment is made). In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to an additional branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), subject to certain adjustments. See Section 3 for information regarding the application of United States federal income tax withholding to payments made to Non-United States Holders.
Non-United States Holders should consult their own tax advisors regarding the application of the 30% United States federal withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.
FATCA.   Pursuant to legislation commonly known as FATCA, foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and certain other foreign entities must comply with information reporting rules with respect to their United States account holders and investors or be subject to a withholding tax on certain United States-source payments made to them (whether received as a beneficial owner or as an intermediary for another party). Additionally, in order to be treated as FATCA compliant, a shareholder must provide certain documentation containing information about its identity, its FATCA status and, if required, its direct and indirect United States owners (generally, on an appropriate IRS Form W-8). A foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements generally will be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally include United States source payments otherwise subject to nonresident withholding tax (e.g., United States source dividends) and, subject to proposed regulations described below, gross proceeds from the sale of any equity instruments of United States issuers. Because the Depositary or other withholding agent will likely treat amounts received by a Non-United States Holder with respect to our purchase of shares under the Offer as dividends, such amounts will likely be treated as withholdable payments and payments to a foreign financial institution or other applicable foreign entity that does not comply with the FATCA reporting requirements may be subject to the FATCA withholding tax. An intergovernmental agreement between the United States and an applicable foreign government may modify these requirements. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “Consequences to Non-United States Holders — Distribution Treatment,” the Depositary or other applicable withholding agent may credit the withholding under FATCA against, and therefore reduce, such other withholding tax.
The IRS has issued proposed Treasury Regulations that would eliminate FATCA withholding on payments of gross proceeds. Pursuant to the preamble of these proposed Treasury Regulations, any withholding agent may (but is not required to) rely on this proposed change to FATCA withholding until the final regulations are issued or the proposed regulations are withdrawn.
The above discussion is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a particular shareholder in light of the shareholder’s particular circumstances, or to certain types of shareholders subject to special treatment under United States federal income tax laws. You are advised to consult with your own tax advisor to determine the particular tax consequences to you of the Offer, including the applicability and effect of United States federal, state, local, foreign and other tax laws.

15.
Extension of the Offer; Termination; Amendment

We expressly reserve the right, in our discretion and subject to applicable law, at any time prior to the Expiration Time, and regardless of whether or not any of the events set forth in Section 7 has occurred or has been deemed by us to have occurred (other than because of any action or inaction by us or our affiliates), to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and promptly making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for, subject to applicable law, and to postpone payment for shares, upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the Depositary and making promptly a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.
Subject to compliance with applicable law, we further reserve the right, in our discretion, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration per share offered to shareholders pursuant to the Offer or by decreasing or increasing the aggregate purchase price of shares being sought in the Offer). Amendments to the Offer may be made at any time prior to the Expiration Time by public announcement of such amendments. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled or announced Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by issuing a release through PR Newswire or another comparable service. In addition, we would file such press release as an exhibit to the Schedule TO.
If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:
•
we (1) increase or decrease the price to be paid for shares, (2) increase the number of shares sought in the Offer by more than 2% of the outstanding number of shares, or (3) decrease the number of shares sought in the Offer; and

•
the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 15, then, in each case, the Offer will be extended so that it will remain open for a period of ten business days from and including the date that such increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 15. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 a.m. midnight, New York City time.
16.
Fees and Expenses

Fees and expenses related to the Offer will be paid using cash on hand.
We have retained Evercore Group L.L.C. and J.P. Morgan Securities LLC to act as our Dealer Managers in connection with the Offer.
The Dealer Managers will receive customary compensation in connection with the Offer, and we have agreed to reimburse the Dealer Managers for reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify the Dealer Managers against various liabilities in connection with the Offer, including liabilities under the United States federal securities laws.
The Dealer Managers and their respective affiliates have provided, and may in the future provide, various investment banking and other services to us for which they have received, or we expect they will receive, customary compensation from us. J.P. Morgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, will be the administrative agent and a lender under the Credit Agreement.
The Dealer Managers and their respective affiliates in the ordinary course of their respective businesses may purchase and/or sell our securities, including shares of our common stock, for their respective own accounts and for the account of their respective customers. As a result, the Dealer Managers and their respective affiliates at any time may own certain of our securities, including shares of our common stock. In addition, the Dealer Managers and their respective affiliates may tender shares into the Offer for their own account.
We have also retained D.F. King & Co., Inc. to act as Information Agent and Equiniti Trust Company, LLC to act as Depositary in connection with the Offer. The Information Agent may contact shareholders by mail, telephone and personal interviews and may request brokers, dealers commercial banks, trust companies or other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other persons (other than fees to the Dealer Managers, the Information Agent and the Depositary as described above) for soliciting tenders of shares pursuant to the Offer. Shareholders holding shares through brokers, dealers, commercial banks, trust companies or other nominee shareholders are urged to consult the brokers, dealers or other nominee shareholders to determine whether transaction costs may apply if shareholders tender shares through the brokers, dealers or other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or an agent of the Information Agent, the Dealer Managers or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares pursuant to the Offer, except as otherwise provided in Section 5.
Certain officers and employees of the Company may render services in connection with the Offer but will not receive any additional compensation for such services.
Under the Inflation Reduction Act of 2022, a 1% excise tax applies to certain repurchases of stock by a domestic corporation (the “Excise Tax”). The Excise Tax is imposed on the repurchasing corporation itself, not on the shareholders from whom shares are repurchased. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased, and repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. The interpretation and operation of certain aspects of the Excise Tax remain unclear, and proposed regulations implementing the Excise Tax have been issued by the government but have not yet been finalized and remain subject to change. To what extent the Company will be subject to the Excise Tax in connection with the Offer may depend on a number of factors, including the characterization of our repurchase of the shares for U.S. federal income tax purposes and the content of final Excise Tax regulations. Any share repurchase that occurs in connection with the Offer may be subject to the Excise Tax. We expect to pay any such Excise Tax liability when due.
None of the Dealer Managers, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning the Company, its affiliates or the Offer contained or referred to in this Offer to Purchase or for any failure by the Company or its affiliates to disclose events that may have occurred and may affect the accuracy or completeness of such information.

None of the Dealer Managers, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering shares of our common stock or as to any price at which you may tender shares.
17.
Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. We are not disseminating the Offer in any jurisdiction where it would be illegal to do so, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Managers or one or more registered brokers licensed under the laws of such jurisdiction.
After the completion of the Offer, we may purchase shares in the open market subject to market conditions, or in private transactions, exchange offers, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial condition and general economic and market conditions.
Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning Monster.
We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer or as to the price or prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or to documents to which we have referred you. Our delivery of this Offer to Purchase will not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of the Company or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Managers, the Depositary or the Information Agent, or any or our or their affiliates.
MONSTER BEVERAGE CORPORATION

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each shareholder of the Company who wishes to tender shares in the Offer or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:
The Depositary for the Offer is:
Equiniti Trust Company, LLC
If delivering by hand, express mail, courier, or other expedited service:	By mail:
Equiniti Trust Company, LLC 55 Challenger Road Suite # 200 Ridgefield Park, New Jersey 07660 Attn: Reorganization Department	Equiniti Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 525 Ridgefield Park, New Jersey 07660
Delivery of the letter of transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.
Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent. The Information Agent will promptly furnish to shareholders additional copies of these materials at the Company’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Bank and Brokers Call Collect: (212) 269-5550
All Others, Please Call Toll-Free: (888) 605-1958
Email: MNST@dfking.com
The Dealer Managers for the Offer are:
Evercore ISI Evercore Group L.L.C. 55 East 52nd Street New York, New York 10055 Toll free: (888) 474-0200	J.P. Morgan J.P. Morgan Securities LLC 383 Madison Avenue New York, New York 10179 Toll Free: (877) 371-5947